                                  EXHIBIT 10-1
                                  ------------





                               PURCHASE AGREEMENT

                            Dated September 21, 2001

                                      Among

                             ASSOCIATED BRANDS, INC.
                            (a Delaware corporation),

                             ASSOCIATED BRANDS INC.
                            (an Ontario corporation)

                                       and

                               GENESEE CORPORATION
                            (a New York corporation)

                                TABLE OF CONTENTS
                                -----------------

                                                                                                               PAGE

SCHEDULES........................................................................................................12

EXHIBITS.........................................................................................................13

PURCHASE AGREEMENT...............................................................................................14

RECITALS:........................................................................................................14

ARTICLE 1 DEFINITIONS............................................................................................14

1.1      Defined Terms. As used in this Agreement, the following terms shall have the following meanings:........14

1.2      Other Defined Terms.....................................................................................24

1.3      Construction of Defined Terms...........................................................................25

1.4      Usage of Terms..........................................................................................25

1.5      References to Articles, Sections, Exhibits and Schedules................................................26

ARTICLE 2 PURCHASE AND SALE OF SHARES............................................................................26

2.1      Sale of Shares..........................................................................................26

2.2      Purchase Price..........................................................................................26

2.3      Closing Certificate; Preliminary Purchase Price Closing Adjustment; Physical Inventory; Audit;
         Effective Date Financial Report; Final Purchase Price Closing Adjustment................................26

2.4      Payments by Buyer.......................................................................................27

2.5      Final Purchase Price Closing Adjustment.................................................................28

2.6      Taxes, Penalties and Fees...............................................................................28

2.7      Bridge Financing .......................................................................................15

ARTICLE 3 CLOSING................................................................................................31

3.1      Closing.................................................................................................31

3.2      Conveyances at Closing..................................................................................31

                                                                   Page 7 of 107

3.3      Certificates and Other Documents........................................................................31

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER...............................................................31

4.1      Organization and Authority of the Corporation to Conduct Business.......................................31

4.2      Power and Authority; Binding Effect.....................................................................32

4.3      Authorized and Issued Shares............................................................................32

4.4      Title of Shares and Certain Other Assets................................................................32

4.5      No Conflict or Violation................................................................................32

4.6      Consents and Approvals..................................................................................33

4.7      No Proceedings..........................................................................................33

4.8      Financial Statements; Unknown Liabilities...............................................................33

4.9      Tax Matters.............................................................................................34

4.10     Real Property...........................................................................................34

4.11     Tangible Personal Property..............................................................................36

4.12     Intellectual Property...................................................................................36

4.13     Compliance with Laws; Permits...........................................................................37

4.14     Litigation..............................................................................................38

4.15     Labor Matters...........................................................................................38

4.16     Employee Benefit Plans..................................................................................39

4.17     Transactions with Certain Persons.......................................................................42

4.18     Insurance...............................................................................................42

4.19     Inventory...............................................................................................43

4.20     Accounts Receivable.....................................................................................43

4.21     Material Contracts......................................................................................43

4.22     Suppliers and Customers.................................................................................43

4.23     Business Records........................................................................................44

4.24     Bank Accounts; Powers of Attorney.......................................................................44

4.25     Environmental Matters...................................................................................44

4.26     Absence of Certain Changes..............................................................................45

4.27     Brokers.................................................................................................45

4.28     Absence of Certain Payments.............................................................................46

4.29     Product Guaranties; Product Liability...................................................................46

4.30     Effective Date Working Capital..........................................................................46

4.31     Change in Control.......................................................................................46

4.32     Karl D. Simonson Severance Payments.....................................................................47

4.33     Workers Compensation....................................................................................47

4.34     Enterprise Development Zone or Similar Credits..........................................................47

4.35     Conduct Pending Closing.................................................................................47

4.36     Material Misstatements or Omissions.....................................................................47


ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER................................................................47

5.1      Organization and Good Standing..........................................................................47

5.2      Authority; Authorization; Binding Effect................................................................47

5.3      No Conflict or Violation................................................................................48

5.4      Consents and Approvals..................................................................................48

5.5      No Proceedings..........................................................................................48

5.6      Brokers.................................................................................................48

5.7      Material Misstatements or Omissions.....................................................................48

5.8      Guarantor...............................................................................................48

ARTICLE 6 COVENANTS AND CONDUCT OF THE PARTIES PRIOR TO AND AFTER CLOSING........................................48

6.1      Investigation by Buyer..................................................................................48

6.2      Environmental Audits....................................................................................49

6.3      Matters Relating to Real Property.......................................................................50

6.4      Notifications, Consents and Approvals...................................................................51

6.5      Conduct Pending Closing.................................................................................51

                                                                   Page 9 of 107

6.6      Notification of Certain Matters.........................................................................52

6.7      Delivery of Interim Financial Statements................................................................53

6.8      Escrow Agreement........................................................................................53

6.9      Repayment of Employee Advances..........................................................................53

6.10     Termination of Related Person Arrangements..............................................................53

6.11     Accounts Receivable Payments............................................................................53

6.12     Standstill Agreement....................................................................................54

6.13     Satisfaction of Indebtedness............................................................................54

6.14     Liquidation of TKI Foods International, Inc. (the "FSC")................................................54

6.15     Insurance...............................................................................................54

6.16     Tax Matters.............................................................................................54

6.17     Employee Matters........................................................................................55

6.18     Severance Policy.  .....................................................................................56

6.19     Specific Claim..........................................................................................56

ARTICLE 7 CONDITIONS TO SELLER'S OBLIGATIONS.....................................................................56

7.1      Representations, Warranties and Covenants...............................................................56

7.2      No Proceedings..........................................................................................56

7.3      Closing Certificates....................................................................................57

7.4      Legal Opinion...........................................................................................57

7.5      Escrow Agreement........................................................................................57

7.6      Required Consents and Filings...........................................................................57

7.7      Bridge Financing........................................................................................42

ARTICLE 8 CONDITIONS TO BUYER'S OBLIGATIONS......................................................................57

8.1      Representations, Warranties and Covenants...............................................................57

8.2      Required Consents and Filings...........................................................................58

8.3      No Proceedings..........................................................................................58

8.4      No Material Adverse Change..............................................................................58


8.5      Closing Certificate.....................................................................................58

8.6      Legal Opinion...........................................................................................58

8.7      Escrow Agreement........................................................................................58

8.8      Employment Arrangements, Release and Resignations.......................................................58

8.9      No Casualty or Environmental Problems...................................................................58

8.10     Financing...............................................................................................58

8.11     Section 6.13 Covenants.  The Covenants in Section 6.13 shall have been satisfied........................59

ARTICLE 9 INDEMNIFICATIONS AND OTHER POST CLOSING MATTERS........................................................59

9.1      Survival and Indemnifications...........................................................................59

9.2      Claims Against the Escrow...............................................................................63

9.3      Effect of Basket........................................................................................63

9.4      Use of Corporate Name or Trade Name.....................................................................64

9.5      Access to Records and Personnel.........................................................................64

9.6      Confidentiality.........................................................................................64

9.7      Non-Competition.........................................................................................64

9.8      Seller's Assistance.....................................................................................66

9.9      Tangible Net Worth Maintenance .........................................................................51

ARTICLE 10 MISCELLANEOUS.........................................................................................66

10.1     Further Assurances; Information.........................................................................66

10.2     Risk of Loss............................................................................................67

10.3     Termination.............................................................................................67

10.4     Notices.................................................................................................68

10.5     Public Statements.......................................................................................69

10.6     Choice of Law...........................................................................................69

10.7     Expenses................................................................................................69

10.8     Titles..................................................................................................70

10.9     Waiver..................................................................................................70


10.10    Effective; Binding......................................................................................70

10.11    Entire Agreement........................................................................................70

10.12    Modification............................................................................................70

10.13    Counterparts............................................................................................70

10.14    Consent to Jurisdiction.................................................................................71

                                    SCHEDULES

    SCHEDULE              DESCRIPTION
    --------              -----------
    1.1(ax)               February 24, 2001 Pro-Forma Debt Free Balance Sheet
    4.1                   Organizational and Authority of the Corporation to
                          Conduct Business
    4.3                   Authorized and Issued Shares
    4.4(b)                Title
    4.4(c)                Leases
    4.5                   No Conflict or Violation
    4.6                   Consents and Approvals
    4.8                   Financial Statements; Unknown Liabilities
    4.9                   Tax Matters
    4.10                  Real Property
    4.11                  Tangible Personal Property
    4.12                  Intellectual Property
    4.13                  Compliance with Laws; Permits
    4.14                  Litigation
    4.15                  Labor Matters
    4.16                  Employee Benefit Plans
    4.17                  Transactions with Certain Persons
    4.18                  Insurance
    4.19                  Inventory
    4.20                  Accounts Receivable
    4.21                  Material Contracts
    4.22                  Suppliers and Customers
    4.24                  Bank Accounts; Powers of Attorney
    4.25                  Environmental Matters
    4.26                  Absence of Certain Changes
    4.29                  Product Guaranties; Product Liability
    4.31                  Change in Control
    4.33                  Workers Compensation
    4.34                  Enterprise Development Zone of Similar Credits
    5.4                   Consents and Approvals
    6.3                   Matters Relating to Real Property
    6.4                   Notifications, Consents and Approvals
    6.5                   Conduct Pending Closing
    6.18                  Severance Policy
    10.11                 Entire Agreement

                                    EXHIBITS

    EXHIBIT               DESCRIPTION
    -------               -----------

    2.2                   Guaranty
    2.7(a)                Restated Mortgage Note
    2.7(b)                Mortgage Modification and Extension Agreement
    6.3                   Matters Relating to Real Property
    6.8                   Escrow Agreement
    7.4(a)                Seller's Legal Opinion (Hodgson Russ LLP)
    7.4(b)                Seller's Legal Opinion (Mills & Mills LLP)
    7.7(c)                Assignment of Mortgage
    8.6                   Buyer's Legal Opinion

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT dated September 21, 2001 is by and among ASSOCIATED BRANDS, INC., a Delaware corporation with its principal place of business to be at 4001 Salt Works Road, Medina, New York 14103 ("Buyer"), ASSOCIATED BRANDS INC. ("Guarantor"), an Ontario corporation with its principal place of business at 335 Judson Street, Toronto, Ontario MBZ 1B2 and GENESEE CORPORATION, a New York corporation with its principal place of business at 600 Powers Building, 16 West Main Street, Rochester, New York 14614-1601 ("Seller").

                                    RECITALS:

         A. Seller owns in the aggregate one hundred (100) shares of the common stock ("Common Stock") of Ontario Foods, Incorporated ("Corporation") of the par value of $1.00 per share, which constitute all of the issued and outstanding shares of OFI (the "Shares").

         B. Buyer desires to purchase and accept from Seller the Shares and Seller desires to sell and transfer to Buyer the Shares, and Guarantor wishes to induce Seller to sell the Shares to Buyer, upon the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                  ARTICLE 1
                                 DEFINITIONS

1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

         (a) "ACCOUNTS RECEIVABLE" shall mean all trade receivables and accounts receivable of the Corporation as determined in accordance with GAAP and to the extent reflected on the Effective Date Financial Report.

         (b) "ACCOUNTS PAYABLE" shall mean (i) all current trade accounts payable of the Corporation as of the Effective Date as determined in accordance with GAAP and to the extent reflected on the Effective Date Financial Report and
(ii) all checks written on the Corporation's "zero balance" or other bank accounts on or prior to the Effective Date which have not cleared as of the Effective Date.

         (c) "ACCRUED LIABILITIES" shall mean (i) accrued expenses of the Corporation (other than Accounts Payable) of a type shown on the Financial Statements, as determined in accordance with GAAP, (ii) accrued expenses under the Employee Benefit Plans at a rate not less than the expense accrued for the previous plan year (pro-rated through the Effective Date), including but not limited to (A) vacation benefits earned through the Effective Date, (B) short term disability benefits incurred through the Effective Date and (C) amounts payable to employees incurred prior to or as a consequence of the Closing including, but not limited to, amounts owing pursuant to the Severance Pay and Benefits Policy of the Corporation dated March 1, 2000 (the "Severance Policy") and (iii) overdrafts on any bank account and reimbursement obligations under any credit facility of the Corporation acquired by Buyer (in each of items (i) through (iii), to the extent reflected on the Effective Date Financial Report).

          (d) "AFFILIATE" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Without limiting the generality of the foregoing, the Corporation will be an Affiliate of Buyer from and after the Closing.

         (e) "AGREEMENT" shall mean, unless the context otherwise requires, this Purchase Agreement together with the Schedules, Exhibits and the Disclosure Schedule attached hereto, and the certificates and instruments to be executed and delivered in connection herewith.

         (f) "APRIL 28 BALANCE SHEET" shall mean the audited balance sheet for the Corporation dated April 28, 2001.

         (g) "BUSINESS" shall mean all activities which the Corporation is presently, or is presently contemplating, conducting or pursuing, including, without limitation, the production, packaging and sale of food products, including, without limitation, side dishes, bouillon, artificial sweeteners, soup mixes, ice tea mixes, instant beverage mixes and hot cocoa, sold under the Corporation's proprietary label brands or as private label brands for food and other store chains or wholesalers and the Corporation's contract processing and packaging business.

         (h) "BUSINESS RECORDS" shall mean originals or true copies of all operating data and records of the Business including, without limitation, financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, market research studies, marketing analyses, research and development materials, past and present price lists, past and present customer service files, customer complaint files, credit files, guaranty and warranty files, product liability files, batch and product serial number records and files, written operating methods and procedures, formulae, specifications, operating records, quality assurance records, information technology manuals and procedures, bills of material, bills of lading and other information related to the Tangible Personal Property and the Current Real Property, reference catalogues, insurance files, personnel records, records relating to potential acquisitions and other records, on whatever media, pertaining to the Business, or to customers or suppliers of, or any other parties having contracts or other business relationships with, the Business.

         (i) "BUYER'S ACCOUNTANTS" shall mean those accountants at the firm of Grant Thornton LLP who from time to time provide accounting services to Buyer.

         (j) "CAPITALIZED LEASE OBLIGATION" shall mean the amount of liability capitalized or disclosed (or which should be disclosed in accordance with GAAP) on a balance sheet in respect of a lease or other agreement for the use of property which should be capitalized on the lessee's or user's balance sheet in accordance with GAAP.

         (k) "CASH" shall mean cash and cash equivalents of the Corporation held in any of its bank accounts or safe deposit boxes, but excluding bank overdrafts.

         (l) "CASH SWEEP ADJUSTMENT" shall mean, during the period from July 28, 2001 to the Closing Date, all cash swept from the Corporation's bank accounts by the Seller minus all cash advances to the Corporation's bank accounts from the Seller plus any payments on account of the indebtedness (principal and interest) of the Corporation to related party or third party lenders.

         (m) "CLAIMS PERIOD" shall mean the period beginning on the Closing Date and ending 24 months following the Closing Date.

         (n) "CLOSING DATE" shall mean the latest to occur of (i) September 24, 2001 and (ii) 5 days after all other consents, approvals and other actions required to be obtained from or performed by any third party as a condition to Closing have been obtained, performed or waived, or if such day is not a business day, the next succeeding business day, or any other date as Seller and Buyer shall mutually agree in writing; provided however, that the Effective Date ("Effective Date") for the purchase of the Shares shall be July 28, 2001.

         (o) "COBRA" shall mean the provisions of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and all regulations thereunder.

         (p) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         (q) "CONTRACTS" shall mean (i) the Material Contracts of the Corporation and (ii) the Minor Contracts of the Corporation.

         (r) "CORPORATION'S ACCOUNTANTS" shall mean those accountants at the firm of PricewaterhouseCoopers LLP who are preparing the Financial Statements and who from time to time provide accounting services to Seller.

         (s) "CURRENT REAL PROPERTY" shall mean all Real Property currently owned or leased by the Corporation or in which the Corporation has any interest.

         (t) "CUSTOMER LISTS" shall mean all past and current customer and potential customer lists of the Business.

         (u) "DOLLAR ($)" shall mean the U.S. dollar.

         (v) "EARNINGS BEFORE TAX" shall have the meaning as set forth on the Interim Financial Statements.

         (w) "EFFECTIVE DATE WORKING CAPITAL" shall mean the Working Capital as of the Effective Date.

         (x) "EMPLOYEE BENEFIT PLAN" shall mean any (i) non-qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (iv) Employee Welfare Benefit Plan or fringe benefit plan or program, (v) any severance benefit plan or (vi) any similar plan, arrangement or program relating to the Business which is maintained, administered or contributed to by the Corporation, or which covers any employee or former employee of the Corporation by reason of such employee's employment by the Corporation.

         (y) "EMPLOYEE PENSION BENEFIT PLAN" shall have the meaning set forth in ERISA Section 3(2).

         (z) "EMPLOYEE WELFARE BENEFIT PLAN" shall have the meaning set forth in ERISA Section 3(1).

         (aa) "EMPLOYMENT AGREEMENT" shall mean the employment agreement between Seller together with its subsidiaries and Karl D. Simonson dated January 25, 2000.

         (ab) "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encroachment, reservation, restriction, encumbrance, or other right of any Person, or any other restriction or limitation of any nature whatsoever, affecting title to the Shares or the Current Real Property, the Tangible Personal Property, the Inventory, the Intellectual Property or any other assets of the Corporation.

         (ac) "ENFORCEABILITY LIMITATIONS" shall mean (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights and (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other terms of equitable remedies.

         (ad) "ENVIRONMENTAL CLAIMS" shall mean any notice of violation, notice of potential or actual responsibility or liability, or written claim, suit, action, demand, directive or order (including those for contribution and/or indemnity) by any Governmental Authority or other Person for any damage (including, but not limited to, personal injury, tangible or intangible property damage, natural resource damage, indirect or consequential damages, investigative costs, removal, response or remediation costs, nuisance, pollution, contamination or other adverse effects on the environment or for fines, penalties or restrictions or conditions on existing environmental permits or licenses) resulting from or relating to (i) the presence of, a Release or threatened Release into the environment of, or exposure to, any Hazardous Substances, (ii) the generation, manufacture, processing, distribution, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (iii) the violation, or alleged violation, of any Environmental Laws or (iv) the non-compliance or alleged non-compliance with any Environmental Laws.

         (ae) "ENVIRONMENTAL CONDITIONS" shall mean any condition with respect to the environment on or off the Real Property, whether or not yet discovered, which could or does result in any Environmental Claim, including, without limitation, any condition resulting from the operation of the Business and/or any activity or operation conducted by any Person on or off the Real Property.

         (af) "ENVIRONMENTAL LAWS" shall mean any applicable, or relevant and appropriate, statutes, ordinances, or other written, published laws, any written, published rules or regulations, judicial orders, directives and any licenses, permits, judgments and written notices, orders and directives issued pursuant thereto, enacted, promulgated or issued by any Governmental Authority, in effect as of the Closing Date, relating to pollution or protection of public health or the environment from Hazardous Substances (including, but not limited to, any air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure), or to the identification, reporting, generation, manufacture, processing, distribution, use, handling, treatment, storage, disposal, transportation, presence, Release or threatened Release of, any Hazardous Substances. Without limiting the generality of the foregoing, Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, and all analogous laws enacted, promulgated or lawfully issued by any Governmental Authority, but shall exclude the Occupational Safety and Health Act, as amended, and similar state laws.

         (ag) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         (ah) "ERISA AFFILIATE" shall mean a trade or business, whether or not incorporated, which is deemed to be in common control or affiliated with the Corporation within the meaning of Section 4001 of ERISA or Sections 414(b), (c),
(m), or (o) of the Code.

         (ai) "FINANCIAL STATEMENTS" shall mean the audited financial statements of the Corporation for the fiscal years ended April 29, 2000 and April 28, 2001 (consisting of a balance sheet, a statement of income and retained earnings, a statement of cash flows and all related footnotes) and the Effective Date Financial Report.

         (aj) "FINAL PURCHASE PRICE CLOSING ADJUSTMENT" shall mean the Purchase Price Closing Adjustment as finally determined in accordance with Section 2.3.

         (ak) "GAAP" shall mean, with respect to all accounting matters and issues, generally accepted accounting principles as in effect from time to time in the United States applied (to the extent applicable) consistent with the Financial Statements and the Interim Financial Statements.

         (al) "GOODWILL" shall mean the goodwill of the Business.

         (am) "GOVERNMENTAL AUTHORITY" shall mean any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body (including the European Union).

         (an) "GOVERNMENTAL REQUIREMENT" shall mean any published law, statute, ordinance, directive or regulation of any Governmental Authority now in effect.

         (ao) "HAZARDOUS SUBSTANCES" shall mean any pollutants, contaminants, substances, hazardous and/or toxic chemicals, known carcinogens, wastes, and any ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including, but not limited to, petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludge, slag and any other substance, material or waste), as defined in or regulated by any Environmental Laws or as determined by any Governmental Authority.

          (ap) "INDEBTEDNESS" shall mean, with respect to any Person (without duplication), (i) all obligations of such Person for borrowed money, including without limitation all obligations for principal and interest, and for prepayment and other penalties, fees, costs and charges of whatsoever nature with respect thereto, (ii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of business and paid in a manner consistent with industry practice and other than any such obligations for services to be rendered in the future), (iv) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person, (vii) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person, (viii) all obligations arising out of foreign exchange contracts, and (x) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

         (aq) "INDEPENDENT ACCOUNTANTS" shall mean the Buffalo office of Ernst & Young, or any successor thereof.

         (ar) "INSURANCE" shall mean any fire, product liability, automobile liability, general liability, worker's compensation, medical insurance stop-loss coverage or other form of insurance of the Business, and any tail coverage purchased with respect thereto.

         (as) "INTELLECTUAL PROPERTY" shall mean all intellectual property used to conduct the Business including, without limitation, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names (including, without limitation, the name "Ontario Foods", "Ontario Foods, Incorporated", "T.K.I. Foods, Inc." "TKI" or "Freedom Foods"), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith (including, without limitation, all artwork for product packaging and advertising and promotional materials), (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation and including software installed on hard disk drives) other than off-the-shelf computer software subject to shrink-wrap licenses and
(vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

         (at) "INTERIM FINANCIAL STATEMENTS" shall mean the unaudited interim financial statements of the Corporation, consisting of an income statement and a balance sheet of the Corporation for the period ended the Effective Date.

         (au) "INVENTORY" shall mean all ingredients, raw material, work-in-process and finished goods inventory of the Business, including, without limitation, all packaging material. Solely for purposes of calculating Working Capital, "Inventory" shall mean Inventory of the Business after reduction for reserves for damage or obsolescence (as determined in accordance with GAAP) or obsolete or excess, as reflected on the Effective Date Financial Report.

         (av) "KNOWLEDGE," insofar as it relates to the Knowledge of the Seller and/or the Corporation, shall mean the actual knowledge of Stephen Ashley, Karl Simonson, Michael Bayusik, Richard Cook, James Dimatteo, Ronald Good, John Mandabach, James Whitlock, Mark Leunig, and Steven Morse upon each of them making due inquiry with any other individual that they might reasonably expect to have knowledge of the subject matter.

         (aw) "LOSSES" shall mean all losses, liabilities, deficiencies, damages (including, without limitation, consequential damages), encumbrances, fines, penalties, costs and expenses (including, without limitation, all fines, penalties and other amounts paid pursuant to a judgment, compromise or settlement), court costs and reasonable legal and accounting fees and disbursements, net of any insurance proceeds or other recoupment.

         (ax) "FEBRUARY 24, 2001 PRO-FORMA DEBT FREE BALANCE SHEET" shall mean the unaudited pro-forma balance sheet of the Corporation attached hereto as
SCHEDULE 1.1(ax).

         (ay) "MATERIAL CONTRACTS" shall mean the following written contracts and oral contracts which are currently in effect and to which the Corporation is a party or by which the Corporation is bound:

              (i) any agreement (or group of related agreements with the same Person or its Affiliates) for the lease of real property or personal property (whether or not capitalized under GAAP) providing for lease payments in excess of $10,000 per year,

              (ii) any agreement (or group of related agreements with the same Person or its Affiliates) not cancelable by the Corporation without penalty for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, involves consideration in excess of $25,000 or is anticipated to result in a loss to the Corporation exceeding $10,000,

              (iii) any agreement concerning the Corporation's membership in a partnership or joint venture,

              (iv) any agreement (or group of related agreements with the same Person or its Affiliates) under which the Corporation has created, incurred or assumed any Indebtedness,

              (v) any agreement under which the Corporation has imposed an Encumbrance on any of its assets,

              (vi) any letter of credit or performance bond,

              (vii) any confidentiality or non-competition agreement (other than confidentiality agreements (x) related to Seller's negotiations to sell the Business (y) with the Corporation's employees, agents, distributors and independent contractors, and (z) with other Persons, in each case entered into in the ordinary course of the Business),

              (viii) any agreement with any Affiliate of the Corporation,

              (ix) any profit sharing, deferred compensation, severance or other plan or arrangement for the benefit of the Corporation's current or former partners, shareholders, directors, officers or employees (other than any Employee Benefit Plans or agreements described in clause (xi)),

              (x) any collective bargaining agreement,

              (xi) any agreement not terminable at will or upon 30 days notice by the Corporation without penalty (other than severance obligations) for the employment of any individual on a full-time, part-time, consulting or other basis,

              (xii) any agreement or instruments reflecting outstanding loans or advances from the Corporation to the Corporation's directors, officers or employees, other than travel and entertainment expenses advanced to any officer or employee of the Corporation in the ordinary course of the Business and in an amount which does not exceed $1,000 for any such officer or employee,

              (xiii) any agreement for the prospective acquisition of any business or product line of any other Person,

              (xiv) any distributor, sales representative, dealer or broker agreement not terminable by the Corporation upon 90 days or less written notice without penalty,

              (xv) any Intellectual Property license or royalty agreement,

              (xvi) any independent contractor agreement requiring payments by the Corporation in excess of $10,000 per year,

              (xvii) any agreement providing for indemnification by the Corporation other than indemnification agreements contained in standard terms and conditions of sale or contained in any agreement constituting a Material Contract under any other provision of this Section 1.1(bb), or

              (xviii) any other agreement (or group of related agreements with the same Person or its Affiliates) not cancelable by the Corporation without penalty the performance of which will extend over a period of more than 1 year, involves consideration in excess of $10,000 or is anticipated to result in a loss to the Corporation exceeding $5,000.

         (az) "MEDINA REAL PROPERTY" shall mean the Current Real Property, known as 4001 Salt Works Road, Medina, New York, owned by the County of Orleans Industrial Development Agency and leased to the Corporation.

         (ba) "MINOR CONTRACTS" shall mean any contract and other agreement (other than the Material Contracts), whether written or oral, to which the Corporation is a party or by which either Corporation is bound.

         (bb) "MULTIEMPLOYER PLAN" shall have the meaning set forth in Section 3(37) of ERISA.

         (bc) "NET SALES" shall have the meaning as set forth on the Interim Financial Statements.

         (bd) "OTHER CURRENT ASSETS" shall mean all current assets of the Corporation other than Accounts Receivable and Inventory as determined in accordance with GAAP and to the extent reflected on the Effective Date Financial Report.

         (be) "OWNED INTELLECTUAL PROPERTY" shall mean all Intellectual Property owned by the Corporation.

         (bf) "OWNED TANGIBLE PERSONAL PROPERTY" shall mean all Tangible Personal Property owned by the Corporation.

         (bg) "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         (bh) "PERMITTED ENCUMBRANCES" shall mean (i) liens which will be removed by payment of Indebtedness reflected on the Effective Date Financial Report in the amounts reflected on the Effective Date Financial Report, (ii) liens which are removed on or prior to the Effective Date and (iii) the Permitted Title Encumbrances.

         (bi) "PERMITS" shall mean all permits, licenses, consents, franchises, approvals and other authorizations required from any Governmental Authority or other Person in connection with the operation of the Business and necessary to conduct the Business as presently conducted.

         (bj) "PRE-CLOSING PERIOD" shall mean the period beginning on April 29, 2001 and ending on the Effective Date.

         (bk) "PERSON" shall mean any Governmental Authority, individual, association, joint venture, partnership, corporation, limited liability company, trust or other entity.

         (bl) "PREDECESSOR" shall mean a Person, if any, whose status or activities could give rise to a claim against the Corporation.

         (bm) "PROCEEDING" shall mean any claim, demand, action, suit, litigation, dispute, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding.

         (bn) "PROHIBITED TRANSACTION" shall have the meaning set forth in ERISA
Section 406 and Code Section 4975.

         (bo) "PURCHASE PRICE" shall mean the purchase price for the Shares which shall be equal to $27,000,000, as increased or decreased by the Purchase Price Closing Adjustment and as increased by Buyer's obligation to pay Seller for certain insurance coverage as described in Section 6.15.

         (bp) "PURCHASE PRICE CLOSING ADJUSTMENT" shall mean, whether positive or negative, the Working Capital Adjustment minus (i) the Indebtedness of the Corporation on the Closing Date and (ii) plus or minus, as the case may be, the Cash Sweep Adjustment.

         (bq) "REAL PROPERTY" shall mean (i) all real property now or in the past owned or leased by the Corporation, or any Predecessor, or in which the Corporation, or any Predecessor has now or in the past had any interest together with, (ii) all buildings and improvements located thereon and (iii) all rights, privileges, interests, easements, hereditaments and appurtenances thereunto in any way incident, appertaining or belonging thereto.

         (br) "RELATED PERSON" shall mean any partner, shareholder, director, officer or employee of the Corporation, any Person related to any such partner, shareholder, director, officer or employee by blood or marriage, or the Corporation, or any partnership, trust or other entity in which any such person has a substantial interest as a shareholder, partner, trustee or otherwise.

         (bs) "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping or disposing into the environment which could give rise to an Environmental Claim or which is required to be reported pursuant to 40 C.F.R. 302 or 355, or any analogous Environmental Law.

         (bt) "REPORTABLE EVENT" shall have the meaning set forth in ERISA
Section 4043.

         (bu) "REPRESENTATIVE" shall mean any officer, director, principal, attorney, accountant, agent, employee or other representative of any Person.

         (bv) "TANGIBLE PERSONAL PROPERTY" shall mean all tangible personal property (other than Inventory) owned or leased by the Corporation or in which the Corporation has any interest including, without limitation, show equipment, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

         (bw) "TAX" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), health, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         (bx) "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and any amendment thereof.

         (by) "WORKING CAPITAL" shall mean (i) the sum of (A) the Cash, (B) the Accounts Receivable (net of reserves for doubtful accounts as computed in accordance with GAAP), (C) the Inventory and (D) the Other Current Assets MINUS
(ii) the sum of (A) the Accounts Payable and (B) the Accrued Liabilities (not including workers' compensation liability, if any).

         (bz) "WORKING CAPITAL ADJUSTMENT" shall mean (i) if the Effective Date Working Capital is equal to or greater than $9,699,000, the amount, expressed as a positive number, by which the Effective Date Working Capital exceeds $9,699,000 or (ii) if the Effective Date Working Capital is less than $9,699,000, the amount, expressed as a negative number, by which the Effective Date Working Capital is less than $9,699,000.

1.2 OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

         TERM                                                    SECTION
         ----                                                    -------
         ALTA                                                    6.3(a)
         Bad Debt Allowance                                      6.11
         Basket                                                  9.1(e)
         Buyer                                                   Introduction
         Casualty                                                10.2
         Casualty Amount                                         10.2
         Closing                                                 3.1
         Closing Certificate                                     2.3(a)
         Closing Purchase Price Reconciliation                   2.5
         COBRA                                                   4.16(n)

         Common Stock                                            Recitals
         Confidential Information                                9.6
         Corporation                                             Recitals
         Covenant Expiration Date                                9.7(c)(i)
         Defect Notice                                           6.3(c)
         Disapproved Encumbrance                                 6.3(c)
         Effective Date                                          1.1(a)
         Effective Date Financial Report                         2.3(c)
         Endorsements                                            6.3(a)
         Escrow Agent                                            2.4(a)
         Escrow Agreement                                        6.8
         Escrow Funds                                            2.4(a)
         Excess Uncollected Receivables                          6.11
         Final Purchase Price Closing Adjustment                 2.3(c)
         Guaranty                                                2.2
         Guarantor                                               Introduction
         Letter of Credit                                        2.7
         Tangible Net Worth                                      9.9
         Medina Mortgage                                         4.8(b)
         Mortgage Modification and Extension Agreement           2.4(b)
         Ontario Foods, Inc.                                     Recitals
         Permitted Title Encumbrances                            6.3(a)
         Preliminary Purchase Price Closing Adjustment           2.3(a)
         Proposed Purchase Price Closing Adjustment              2.3(c)
         Related Affiliate                                       9.7(a)
         Required Consents and Filings                           6.4
         Restated Mortgage Note                                  2.4(a)
         Restricted Territory                                    9.7(c)(ii)
         Seller                                                  Introduction
         Shares                                                  Recitals
         Subsequent Mortgage                                     2.7(c)
         Subsequent Note                                         2.7(c)
         Subsidiary                                              4.9
         Survey and Surveys                                      6.3(b)
         Title Commitments                                       6.3(a)
         Title Company                                           6.3(a)
         Title Policies                                          6.3(a)

1.3 CONSTRUCTION OF DEFINED TERMS. As used in this Agreement, Accounts Payable, Accounts Receivable, Accrued Liabilities, Indebtedness, Inventory, and Other Current Assets of the Corporation and the adjustments based thereon shall mean the amounts determined in accordance with GAAP, except as expressly modified by the applicable definition.

1.4 USAGE OF TERMS. Except where the context otherwise requires, words importing the singular number shall include the plural number and vice versa. Use of the word "including" shall mean "including, without limitation".

1.5 REFERENCES TO ARTICLES, SECTIONS, EXHIBITS AND SCHEDULES. All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication, otherwise requires.


                                   ARTICLE 2
                                   ---------
                           PURCHASE AND SALE OF SHARES
                           ---------------------------

2.1 SALE OF SHARES. Subject to the terms and conditions contained in this Agreement, on the Closing Date Seller shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall acquire from Seller, all of the Shares, free and clear of any Encumbrances. The sale, conveyance, transfer, assignment and delivery of the Shares is to be effective as of the Effective Date.

2.2 PURCHASE PRICE. As consideration for the sale, conveyance, transfer, assignment and delivery of the Shares, Buyer shall pay to Seller an amount equal to the Purchase Price for the Shares. Such consideration shall be paid in accordance with Sections 2.4, 2.5 and 2.6. Guarantor is delivering herewith its guaranty (the "Guaranty") in the form of EXHIBIT 2.2 guaranteeing, subject to Buyer's conditions to close the transactions contemplated by this Agreement, payment of the Purchase Price and performance of Buyer's obligations under this Agreement.

2.3 CLOSING CERTIFICATE; PRELIMINARY PURCHASE PRICE CLOSING ADJUSTMENT; PHYSICAL INVENTORY; AUDIT; EFFECTIVE DATE FINANCIAL REPORT; FINAL PURCHASE PRICE CLOSING ADJUSTMENT.

         (a) CLOSING CERTIFICATE; PRELIMINARY PURCHASE PRICE CLOSING ADJUSTMENT. On the fifth business day prior to the Closing Date, Seller shall cause the President or the Chief Financial Officer of the Corporation in good faith to prepare and deliver to Buyer a certificate (the "Closing Certificate") containing the Effective Date Working Capital, the Working Capital Adjustment, the Indebtedness of the Corporation on the Closing Date, the Cash Sweep Adjustment and the Purchase Price Closing Adjustment based on the Interim Financial Statements (the "Preliminary Purchase Price Closing Adjustment") and the Purchase Price. The Closing shall proceed, and the payments required to be made on the Closing Date pursuant to Section 2.4 shall be determined, on the basis of the Closing Certificate and the Preliminary Purchase Price Closing Adjustment.

         (b) PHYSICAL INVENTORY. Neither Buyer nor Seller will conduct a full physical inventory prior to the Closing Date. With respect to any Inventory of the Corporation located at any premises not owned or leased by the Corporation,
(i) for purposes of the Preliminary Purchase Price Closing Adjustment, Seller shall provide to Buyer in writing a good faith estimate as to the amount of such Inventory prior to the Closing Date and (ii) for purposes of the Final Purchase Price Closing Adjustment, Seller shall obtain from each Person who is in possession of any such Inventory written certification as to the amount of such Inventory as of the Effective Date. In connection with the preparation of the Effective Date Financial Report, the valuation of Inventory will be at the lower of cost or market and computed by the Corporation's Accountants in accordance with GAAP and consistent with the procedures followed for the valuation of inventories for the April 28 Balance Sheet.

         (c) AUDIT; EFFECTIVE DATE FINANCIAL REPORT. As promptly as possible after the Closing and in any event prior to 90 days after the Closing, Seller shall cause the Corporation's Accountants to prepare and deliver to Buyer (i) an audited balance sheet of the Corporation as of the Effective Date in accordance with GAAP and (ii) a supplemental report setting forth the Effective Date Working Capital, the Working Capital Adjustment, the Indebtedness of the Corporation on the Closing Date, the Cash Sweep Adjustment and the Purchase Price Closing Adjustment and the Purchase Price based thereon (the "Proposed Purchase Price Closing Adjustment"), each of which shall be reported on by the Corporation's Accountants without qualification (collectively the "Effective Date Financial Report"). Any third-party expenses or fees incurred by Seller or the Corporation in preparing the Effective Date Financial Report and the Proposed or Final Purchase Price Closing Adjustment shall be borne by Seller. The Corporation's Accountants shall deliver or make available to Buyer promptly and in any event, within 5 business days after any written request, any work papers or other information requested by Buyer. If Buyer does not object, or otherwise fails to respond, to the Effective Date Financial Report within 30 days after delivery to Buyer, such Effective Date Financial Report shall automatically become final and conclusive. In the event that Buyer objects to the Effective Date Financial Report within such 30-day period, Seller and Buyer shall promptly meet and endeavor to reach agreement as to the content of the Effective Date Financial Report. If Seller and Buyer agree on the content of the Effective Date Financial Report, such Effective Date Financial Report shall become final and conclusive. If Seller and Buyer are unable to reach agreement within 20 days after the delivery of such objection to the Effective Date Financial Report, then the Independent Accountants shall promptly be retained to undertake a determination of the Effective Date Financial Report, which determination shall be made as quickly as possible. Buyer and Seller shall each submit a proposed Final Purchase Price Closing Adjustment to the Independent Accountants. Only disputed item(s) shall be submitted to the Independent Accountants for review. In resolving any disputed item, the Independent Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Independent Accountants. Such determination of the Independent Accountants shall be final and binding on Seller and Buyer, shall include any interest pursuant to Section
2.5 and shall include an allocation of their fees and expenses, which shall be borne by Seller and Buyer in proportion to their relative success in the determination. For instance, if the Buyer's proposed Final Purchase Price Closing Adjustment is $100,000 lower than the Seller's and the Independent Accountants conclude that the Final Purchase Price Closing Adjustment is $75,000 higher than the Buyer's proposed figure, the Buyer will bear 75% of the expenses of the fees and expenses of the Independent Accountants and the Seller will bear 25% thereof. The Purchase Price and the payments required to be made after the Effective Date pursuant to Section 2.5 shall be finally determined on the basis of the Effective Date Financial Report after any determinations described in this Section 2.3(c).

         2.4 PAYMENTS BY BUYER. Buyer shall deliver or pay to Seller or the Escrow Agent the purchase consideration set forth in Section 2.3 as follows:

         (a) At the Closing, Buyer shall deliver or pay the following to the escrow agent designated in the Escrow Agreement (the "Escrow Agent") to be held in escrow pursuant to the terms and conditions of the Escrow Agreement:


             (i) A promissory note in the amount of $2.25 million made payable to Seller (the "Restated Mortgage Note"); and

             (ii) 10% of the Purchase Price (as adjusted by the Preliminary Purchase Price Closing Adjustment) minus $2.25 million, in cash by wire transfer, certified check or bank draft to an account designated by the Escrow Agent to Buyer (the amounts represented by (i) and (ii) being collectively, the "Escrow Funds").

         (b) At the Closing, Buyer shall pay to Seller an amount equal to the Purchase Price (as adjusted by the Preliminary Purchase Price Closing Adjustment) minus the Escrow Funds plus an amount equal to the Purchase Price (as adjusted by the Preliminary Purchase Price Closing Adjustment) multiplied by (5% multiplied by x/365, where x equals the number of days from the Effective Date to and including the Closing Date), in cash by wire transfer, certified check or bank draft to an account designated by Seller to Buyer in writing not less than 2 business days prior to the Closing Date.

2.5 FINAL PURCHASE PRICE CLOSING ADJUSTMENT. Within 5 business days after determination of the Final Purchase Price Closing Adjustment, Buyer or Seller, as the case may be, shall pay to the other the amount by which the Purchase Price, as adjusted by the Final Purchase Price Closing Adjustment, is greater or less than the Purchase Price, as adjusted by the Preliminary Purchase Price Closing Adjustment (such difference being the "Closing Purchase Price Reconciliation"); provided, however, that if the Closing Purchase Price Reconciliation is positive by an amount greater than $250,000, Buyer shall pay such difference to Seller no later than 90 days after the Closing Date. If (i) Buyer fails to pay any amount owing pursuant to this Section 2.5 or (ii) Seller fails to pay any amount owing pursuant to this Section 2.5 within 5 business days, then the amount so owing shall be payable on demand and interest shall accrue on the unpaid amount from the date due until paid at a rate equal to the lower of (A) ten percent (10%) per annum or (B) the highest rate permitted by law.

2.6 TAXES, PENALTIES AND FEES. Seller shall be responsible for the payment of any transfer tax under New York State Tax Law Section 1401(e). The parties agree that the fair market value of the real property located in Medina, New York is $2.7 million and that $2.7 million of the Purchase Price is apportioned to this real property. Buyer and Seller shall each execute and deliver New York State form TP-584 consistent with the immediately preceding information. Seller shall also be responsible for the payment of any transfer taxes, penalties or fees (including, without limitation, any penalty or fee for prepayment of the Medina Mortgage or any IDA fee) relating to the repayment of the Corporation's Indebtedness and related transfer of real property, except that Seller and Buyer shall each pay one half of the $21,165 administrative fee owed to the IDA of Orleans County with respect to the existing Medina Mortgage financing.

2.7 BRIDGE FINANCING.

         (a) RESTATED MORTGAGE NOTE. The Restated Mortgage Note, which shall be substantially in the form of EXHIBIT 2.7(a), shall have a term of 18 months with interest payable to Seller monthly at the rate of 12% per annum for the first 6 months and 15% per annum for the remaining 12 months. Seller may not assign the Restated Mortgage Note without the written consent of Buyer and Buyer's senior lender not to be unreasonably withheld.

         (b) MORTGAGE MODIFICATION AND EXTENSION AGREEMENT. The Restated Mortgage Note shall be secured by an assignment of the Medina Mortgage to Seller. At the Closing, Buyer and Seller shall execute and deliver a mortgage modification and extension agreement substantially in the form of EXHIBIT 2.7(b) representing a first mortgage on the Medina Real Property (the "Mortgage Modification and Extension Agreement"). Seller may not assign the Mortgage Modification and Extension Agreement without the written consent of Buyer and Buyer's senior lender not to be unreasonably withheld. Notwithstanding any other provision of this Agreement, Seller shall be entitled to exercise its rights and remedies under the Mortgage Modification and Extension Agreement during the term of the Restated Mortgage Note.

         (c) SUBSEQUENT MORTGAGE FINANCING OBLIGATION. At Buyer's option, Seller shall, within 30 days after maturity of the Restated Mortgage Note, refinance the outstanding balance under the Restated Mortgage Note by taking a new note from Buyer with a term of 5 years, with payments of principal and interest amortized over 15 years and interest payable at 3.5% over the then current interest rate on 5 year U.S. Treasuries (the "Subsequent Note"), if (i) the Restated Mortgage Note is not repaid in full upon maturity, (ii) except for non-payment of the principal amount of the Restated Mortgage Note, Buyer is not in default under the Restated Mortgage Note at the time of the refinancing, and
(iii) Buyer is not in default under its senior lender debt at the time of the refinancing. The Subsequent Note will be secured by a first mortgage on the Medina Real Property (the "Subsequent Mortgage"). The balance of the terms of the Subsequent Note and the terms of the Subsequent Mortgage shall be such terms as are commercially reasonable. Seller may not assign the Subsequent Note or Subsequent Mortgage without the written consent of Buyer and Buyer's senior lender not to be unreasonably withheld. If Buyer has made a good faith claim for indemnification in excess of the cash portion of the Escrow Funds that is unresolved upon maturity of the Restated Mortgage Note, then the Subsequent Note will consist of two notes. The first note shall be in amount equal to the amount by which Buyer's good faith claim for indemnification exceeds the cash portion of the Escrow Funds but shall not exceed the amount by which total Escrow Funds immediately prior to maturity of the Restated Mortgage Note exceed the cash portion of the Escrow Funds. The first note shall be delivered to the Escrow Agent and held as Escrow Funds under the terms of the Escrow Agreement. The second note shall be in amount equal to the remainder of the outstanding balance under the Restated Mortgage Note. The second note shall be delivered to Seller. If there are two notes, the portion of the monthly payment allocable to principal on the first note shall be payable to the Escrow Agent and the portion allocable to interest shall be payable directly to Seller. Monthly payments on the second note shall be payable to Seller. If Buyer has made a good faith claim for indemnification in excess of the cash portion of the Escrow Funds that is unresolved at the time the Medina Real Property is sold upon foreclosure, then Seller's proceeds from the sale to the extent of the principal outstanding on the first note will be paid to the Escrow Agent and held as Escrow Funds under the terms of the Escrow Agreement. Notwithstanding anything to the contrary contained in the Restated Mortgage Note and the Mortgage Modification and Extension Agreement, in the event Buyer refinances the Restated Mortgage Note and the Mortgage Modification and Extension Agreement with Seller upon maturity as described in this Section 2.7(c), Seller agrees that (a) no late payment charge will be assessed, (b) the interest rate charged on the Restated Mortgage Note shall remain at the then applicable rate until the refinanced rate is established or Buyer is no longer making a good faith effort to complete the refinancing, and (c) if no event of default exists other than non-payment of principal, Seller shall not seek to exercise its remedies under the Restated Mortgage Note and Mortgage Modification Extension Agreement, provided that Buyer is making a good faith effort to complete the refinancing.

         (d) LETTER OF CREDIT. The Restated Mortgage Note shall also be secured by a $500,000 irrevocable letter of credit to be provided to Seller by Buyer from Buyer's senior lender (the "Letter of Credit"). The Letter of Credit will have a term of 19 months beginning on the Closing Date. Seller may not draw upon the Letter of Credit until maturity of the Restated Mortgage Note and then only under the terms and conditions set forth in this Section 2.7(d). If an event of default exists upon maturity of the Restated Mortgage Note other than non-payment of principal and the Restated Mortgage Note is not refinanced as provided in Section 2.7(c), the term of the Letter of Credit will be extended and Buyer may draw upon the Letter of Credit only to the extent the proceeds from a sale of the Medina Real Property upon foreclosure do not satisfy Buyer's outstanding obligations under the Restated Mortgage Note. If Buyer refinances with Seller as set forth in Section 2.7(c), upon execution and delivery of the Subsequent Note and the Subsequent Mortgage, Seller may draw upon the Letter of Credit up to the lesser of (i) the amount of the Letter of Credit or (ii) the amount outstanding under the Restated Mortgage Note immediately prior to execution and delivery of the Subsequent Note and the Subsequent Mortgage, with the amount drawn being applied against the Subsequent Note. If Buyer has made a good faith claim for indemnification in excess of the cash portion of the Escrow Funds that is unresolved at the time Seller makes a draw upon the Letter of Credit, the funds drawn, up to the amount by which the amount of the claim exceeds the cash portion of the Escrow Amount, will be paid to the Escrow Agent and held as Escrow Funds under the terms of the Escrow Agreement. Any reduction of the Subsequent Note under this Section shall first be made to the first note (referred to in Section 2.7(c)). The Letter of Credit will contain the terms and conditions set forth in this Section 2.7(d) and otherwise will be in form acceptable to both Seller and Buyer's senior lender.

         (e) DISBURSEMENTS OF ESCROW FUNDS. If disbursements of the Escrow Funds are required in excess of the cash balance of the Escrow Funds, such excess shall be set off against the Restated Mortgage Note as follows, first to any unpaid charges, then to outstanding interest and then to reduce principal.

         (f) THIRD PARTY MORTGAGE REFINANCING. Buyer agrees to use commercially reasonable efforts to find a new mortgage lender. Upon finding a new mortgage lender and closing of the replacement mortgage financing, Buyer shall pay the funds received, up to the amount of the outstanding principal under the Restated Mortgage Note, to the Escrow Agent in cash by wire transfer, certified check or bank draft to the account designated by the Escrow Agent under Section 2.4(a). The outstanding principal under the Restated Mortgage Note shall be reduced by the amount of principal so received.

         (g) FEES AND COSTS. Buyer shall be responsible for the payment of (i) any IDA fees relating to the Restated Mortgage Note financing, but only to the extent such fees exceed the IDA fees that would have been payable by Buyer had the Medina Mortgage been discharged immediately prior to or upon the Closing Date, and (ii) Seller's costs related to the Restated Mortgage Note financing except any penalty or fee for prepayment of the Medina Mortgage.



                                    ARTICLE 3
                                    ---------
                                     CLOSING
                                     -------

3.1 CLOSING. The closing of the transactions contemplated by this Agreement shall be held at 10:00 a.m. local time on the Closing Date at the offices of Nixon Peabody LLP, Rochester, New York, or any other place as Buyer and Seller mutually agree in writing ("Closing"). The Closing shall be effective as of the close of business on the Effective Date. Seller shall operate the business for the account of Buyer from the day following the Effective Date to the Closing Date.

3.2 CONVEYANCES AT CLOSING.

         (a) INSTRUMENTS AND POSSESSION. Upon the terms and conditions contained in this Agreement, on the Closing Date, Seller shall deliver to Buyer (i) share certificates representing all of the Shares, (ii) a stock power executed by Seller conveying all of the Shares, (iii) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Shares in accordance with the provisions of this Agreement and (iv) such other documents and agreements as are contemplated by this Agreement.

         (b) FORM OF INSTRUMENTS. All of such instruments shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller, but shall not diminish the status of title to the Shares required to be delivered by Seller pursuant to this Agreement.

3.3 CERTIFICATES AND OTHER DOCUMENTS. Each of Buyer and Seller shall deliver or cause to be delivered the certificates and other documents and items described in Articles 6, 7 and 8 of this Agreement.

                                   ARTICLE 4
                                   ---------
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                                    OF SELLER
                                    ---------

         Seller represents and warrants to Buyer as follows:

4.1 ORGANIZATION AND AUTHORITY OF THE CORPORATION TO CONDUCT BUSINESS. The Corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. SCHEDULE 4.1 sets forth the jurisdiction of organization of the Corporation and each jurisdiction where it is qualified to do business. The Corporation is duly qualified and in good standing in each jurisdiction where it is required to be qualified and where the failure to qualify might have a material adverse effect on the Business, financial condition or operations of the Corporation. The Corporation has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Except as set forth on SCHEDULE 4.1, the Corporation does not have any stock or equity interest in any other Person.

4.2 POWER AND AUTHORITY; BINDING EFFECT. The Seller has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

4.3 AUTHORIZED AND ISSUED SHARES. The authorized capitalization of the Corporation consists solely of one hundred (100) shares of Common Stock of the par value of $1.00 per share of which only the Shares are issued and outstanding. Seller owns all of the Shares. All of the Shares are duly authorized, validly issued, fully paid and nonassessable, except as provided in
Section 630 of the New York Business Corporation Law. There are not now outstanding any other shares, phantom shares or other securities, or any options, warrants or any rights related to the Shares or to any other shares, phantom shares or other securities of the Corporation. Except as set forth in
SCHEDULE 4.3, there are no agreements of any kind relating to the issuance of any shares of the Corporation, or any convertible or exchangeable securities or any options, warrants or other rights relating to the stock of the Corporation. Except for this Agreement and as set forth in SCHEDULE 4.3, there are no voting agreements, voting trusts, buy-sell agreements, options or right of first purchase agreements or other agreements of any kind relating to the Shares.

4.4 TITLE OF SHARES AND CERTAIN OTHER ASSETS.

         (a) The Seller has good title to the Shares, free and clear of all Encumbrances, and at the Closing will have full legal right and power to sell, assign and transfer title to the Shares to Buyer pursuant to this Agreement free and clear of all Encumbrances.

         (b) Except as set forth in SCHEDULE 4.4(b) and except for Permitted Encumbrances, the Corporation has good title to all of its personal property, free and clear of all Encumbrances.

         (c) The Corporation owns or leases pursuant to leases described on
SCHEDULE 4.4(c) all tangible personal property used in the Business and all other tangible personal property located at the real property described on
SCHEDULE 4.10 and owns or otherwise has sufficient rights with respect to all intangible property used in connection with the Business necessary to carry on the Business in the manner in which it is currently operated.

4.5 NO CONFLICT OR VIOLATION. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of the terms of this Agreement, do not and will not result in or constitute (i) a violation of or conflict with any provision of the organizational or other governing documents of the Corporation, (ii) except as set forth on SCHEDULE 4.5, a breach of, a loss of rights under, or constitute an event, occurrence, condition or act which is or, with the giving of notice or the lapse of time, would become, a material default under, or result in the acceleration of any obligations under, any term or provision of, any material contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which the Seller or the Corporation is a party, (iii) a violation by the Seller or the Corporation of any statute, rule, regulation, ordinance, by-law, code, order, judgment, writ, injunction, decree or award applicable to the Seller or the Corporation which could result in a penalty in excess of $1,000 or a loss of privilege or (iv) an imposition of any Encumbrance on the Shares or any Encumbrance (other than a Permitted Encumbrance) on the assets of the Corporation.

4.6 CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 4.6, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

4.7 NO PROCEEDINGS. There is no Proceeding pending or, to the Knowledge of the Seller, threatened against, relating to or affecting in any adverse manner the transactions contemplated by this Agreement.

4.8 FINANCIAL STATEMENTS; UNKNOWN LIABILITIES.

         (a) The Financial Statements have and will fairly present the financial condition and the results of operations of the Corporation as of their respective dates and for the periods then ended in accordance with GAAP applied on a consistent basis. The Interim Financial Statements will fairly present the financial condition and the results of operations of the Corporation as of their date and for the period then ended in accordance with GAAP, except for the absence of footnote disclosures and other routine differences between audited and interim unaudited financial statements. The books and records of the Corporation from which the Financial Statements have been prepared and from which the Interim Financial Statements will be prepared fairly reflect in all material respects the assets, liabilities and operations of the Corporation, and the Financial Statements are in conformity therewith and the Interim Financial Statements are and will be in conformity therewith.

         (b) Except as disclosed on SCHEDULE 4.8, there are, and as of the Effective Date there will be, no liabilities or obligations of any nature, whether absolute, accrued, contingent, known, unknown, matured, unmatured or otherwise, and whether or not required to be disclosed or provided for in financial statements in accordance with GAAP, of the Corporation except (i) liabilities and obligations reflected in the Financial Statements for the fiscal year ended April 28, 2001, excluding any third party debt (other than the mortgage presently existing on the real property located in Medina, New York ("Medina Mortgage") if the parties hereto agree to continue the Medina Mortgage) and excluding debt between the Corporation and any Affiliate and (ii) liabilities and obligations incurred between April 28, 2001 and the Effective Date in the ordinary course of business of the Corporation (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of law).

4.9 TAX MATTERS.

         (a) Except as set forth on SCHEDULE 4.9, (i)(A) Seller with respect to the Corporation and (B) the Corporation and any company now or previously owned by the Corporation including, without limitation, T.K.I. Foods, Inc. and Freedom Foods and any subsidiary of T.K.I. Foods, Inc. and Freedom Foods (a "Subsidiary"), (1) has filed all Tax Returns required to be filed, (2) all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been withheld, (3) all such Tax Returns were correct and complete in all material respects when filed, (ii) all Taxes required to have been paid by the Corporation or any Subsidiary (whether or not shown on any Tax Return), including, without limitation, Taxes for which the Corporation is jointly and severally liable with Seller (or an Affiliate of Seller or the Corporation), have been paid, (iii) neither the Corporation nor any Subsidiary, nor Seller (nor any Affiliate of Seller or the Corporation), is currently the beneficiary of any extension of time within which to file any Tax Return and (iv) no notice has been received by the Corporation or any Subsidiary (or Seller or any Affiliate of the Corporation or Seller if the Corporation is jointly and severally liable for any Tax related thereto) and no claim has been made in the last 5 years by any Governmental Authority in a jurisdiction where the Corporation or any Subsidiary (or Seller or any Affiliate of the Corporation or Seller if the Corporation is jointly and severally liable for any Tax related thereto) does not file Tax Returns that the Corporation or any Subsidiary (or Seller or any Affiliate of the Corporation or Seller if the Corporation is jointly and severally liable for any Tax related thereto) is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Corporation that arose in connection with any failure (or any alleged failure) to pay any Tax.

         (b) There is no dispute or claim concerning any Tax liability of the Corporation or any Subsidiary or Seller (or any Affiliate of the Corporation or Seller for any period during which the Corporation was jointly and severally liable with such Persons for Taxes) either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which the Corporation or Seller (or any Affiliate of the Corporation or any Subsidiary or Seller) has Knowledge.
SCHEDULE 4.9 lists all federal, state, local, and foreign Tax Returns filed with respect to the Corporation or any Subsidiary (or Seller or any Affiliate of Seller or the Corporation if by virtue of filing such Tax Return the Corporation is jointly and severally liable for any Tax related to such Tax Return) for any taxable period ended on or after May 3, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. Seller has delivered to Buyer correct and complete copies of all federal, state, and local and foreign Tax Returns, examination reports, and statements of deficiencies agreed to by the Corporation or any Subsidiary (or Seller or any Affiliate of Seller or the Corporation if the Corporation is jointly and severally liable for any Tax related thereto) for any period ended on or after May 3, 1997.

         4.10 REAL PROPERTY. SCHEDULE 4.10 contains a true, complete and correct list of the Real Property and identifies all Real Property which constitutes Current Real Property. Except as set forth on SCHEDULE 4.10, (a) the Corporation enjoys peaceful and undisturbed possession of the Current Real Property it leases, (b) none of the Current Real Property is subject to any commitment for sale or use by any Person other than to the extent the Corporation leases said Current Real Property, (c) none of the Current Real Property is subject to any Encumbrance which in any material respect interferes with or impairs the value, transferability or present and continued use thereof in the usual and normal conduct of the Business, (d) no labor has been performed or material furnished for the Current Real Property for which a mechanic's or materialman's lien or liens, or any other lien, has been or could be claimed by any Person, (e) the Current Real Property, and each user thereof, is, to the knowledge of Seller, in material compliance with all Governmental Requirements (including without limitation all zoning, subdivision and other applicable land use ordinances) and all existing covenants, conditions, restrictions and easements, and the current use of the Current Real Property does not constitute a non-conforming use under the applicable zoning ordinances and (f) no default or breach exists with respect to, and the Corporation has not received any notice of any default or breach under, any Encumbrance affecting any of the Current Real Property. There are no condemnation, eminent domain or expropriation proceedings pending, or to the Knowledge of Seller contemplated or threatened, against the Current Real Property or any part thereof, and the Seller does not know of any desire of any Governmental Authority to take or use the Current Real Property or any part thereof. There are no existing, or to the Knowledge of Seller, contemplated or threatened, general or special assessments affecting the Current Real Property or any portion thereof. The Corporation has not received notice of, nor does Seller have any Knowledge of, any pending or threatened Proceeding (including without limitation condemnation or eminent domain proceeding) before any Governmental Authority which relates to the ownership, maintenance, use or operation of the Current Real Property, nor does the Seller know of any fact which might give rise to any such Proceeding or any type of existing or intended use of any real property adjacent to the Current Real Property which might materially adversely affect the use of the Current Real Property. To Seller's Knowledge, none of the Current Real Property is located within any area determined to be flood-prone under the Federal Flood Protection Act of 1973, or any comparable state or local Governmental Requirement. The Corporation has not received any notice from any insurance company of any defects or inadequacies in the Current Real Property or any part thereof which would materially and adversely affect the insurability of the Current Real Property or the premiums for the insurance thereof, and no notice has been given by any insurance company which has issued a policy with respect to any portion of the Current Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work which has not been complied with. All water, sewer, gas, electric, telephone and drainage facilities and all other utilities servicing the Current Real Property are installed to the improvements situated on the Current Real Property, are, to the knowledge of Seller, connected pursuant to valid permits, enter the Current Real Property through adjoining public streets, are adequate for the present operation of the Business and otherwise are in compliance in all material respects with all Governmental Requirements applicable thereto. Access to and from the Current Real Property is via public streets, which streets are sufficient to ensure adequate vehicular and pedestrian access for the present operation of the Business. Except as set forth on SCHEDULE 4.10, the buildings and improvements on the Current Real Property (including, without limitation, the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in a reasonable state of repair, have been well maintained and are free from infestation by termites, other wood destroying insects, vermin and other pests. Except as set forth on SCHEDULE 4.10, there are no repairs or replacements exceeding $25,000 in the aggregate for all Current Real Property or $5,000 for any single repair or replacement or which to Seller's Knowledge are required to avoid interruption of the Business or which are currently contemplated by the Corporation.

4.11 TANGIBLE PERSONAL PROPERTY. Seller has delivered to Buyer (a) a depreciation list of each item of Tangible Personal Property owned by the Corporation having a value in excess of $5,000, and (b) a list of each item of Tangible Personal Property leased by the Corporation having an annual rental in excess of $5,000. Except as set forth in SCHEDULE 4.11, there is no tangible personal property used in the operation of the Business other than the Tangible Personal Property. Except as set forth on SCHEDULE 4.11, the Tangible Personal Property owned by the Corporation is free and clear of any Encumbrances (other than Permitted Encumbrances). Except as set forth on SCHEDULE 4.11, all of the Tangible Personal Property is located at the Current Real Property and there is no tangible personal property located at the Current Real Property which is not owned or leased by the Corporation. Except as set forth in SCHEDULE 4.11, the Tangible Personal Property is in good working condition and adequate for its intended use, ordinary wear and tear and normal repairs and replacements excepted. Except as disclosed on SCHEDULE 4.11, there are no repairs or replacements exceeding $25,000 in the aggregate for all Tangible Personal Property or $5,000 for any single item of Tangible Personal Property which are currently budgeted for by the Corporation or required to avoid an interruption to production in the near future.

4.12 INTELLECTUAL PROPERTY.

         (a) Except as set forth on SCHEDULE 4.12, (i) there is no material intellectual property used in the Business other than the Intellectual Property,
(ii) each material item of Intellectual Property owned or used by the Corporation immediately prior to the Closing Date will be owned or available for use by the Corporation on substantially similar terms and conditions immediately subsequent to the Closing Date and (iii) the Corporation has taken reasonable commercial actions to maintain and protect each item of material Intellectual Property used in the Business.

         (b) Except as set forth on SCHEDULE 4.12, to the Seller's Knowledge (i) the Corporation has not during the last 5 years interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, and the Corporation has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Corporation must license or refrain from using any intangible property rights of any third party) which has not been resolved and (ii) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Intellectual Property.

         (c) SCHEDULE 4.12 identifies each patent or registration which has been issued to the Corporation with respect to any of the Intellectual Property, identifies each pending patent application or application for registration which the Corporation has made with respect to any of the Intellectual Property, and identifies each license or other agreement which the Corporation has granted to any third party with respect to any of the Intellectual Property. Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. SCHEDULE 4.12 also identifies each trade name or unregistered trademark used by the Corporation. Except as set forth on SCHEDULE 4.12, with respect to each item of Intellectual Property required to be identified in
SCHEDULE 4.12: (i) Seller has no Knowledge of any reason (other than possible descriptiveness) why the Corporation would be unable to register with the United States Patent and Trademark Office each item which is an unregistered trademark,
(ii) the Corporation possesses all right, title and interest in and to the item, free and clear of any Encumbrances or licenses, (iii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, (iv) no Proceeding is pending or, to the Knowledge of Seller, threatened which challenges the legality, validity, enforceability, use or ownership of the item and (v) other than routine indemnities given to distributors, sales representatives, dealers, brokers and customers, the Corporation has no current obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

         (d) SCHEDULE 4.12 identifies each item of Intellectual Property that any third party owns and that the Corporation uses pursuant to license, sublicense or agreement. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses and other agreements (as amended to date). Except as set forth on SCHEDULE 4.12, with respect to each item of Intellectual Property required to be identified in SCHEDULE 4.12: (i) the license, sublicense or other agreement covering the item is enforceable, except as may be limited by Enforceability Limitations, (ii) following the Closing, the license, sublicense or other agreement will continue to be enforceable on substantially similar terms and conditions, except as may be limited by Enforceability Limitations, (iii) neither the Corporation nor, to the Knowledge of Seller, any other party to the license, sublicense or other agreement is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit early termination, modification or acceleration thereunder, (iv) neither the Corporation nor, to the Knowledge of Seller, any other party to the license, sublicense or other agreement has repudiated any provision thereof, (v) to Seller's Knowledge the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, (vi) no Proceeding is pending or, to the Knowledge of Seller, threatened which challenges the legality, validity, enforceability or use of the underlying item of Intellectual Property and (vii) the Corporation has not granted any sublicense or similar right with respect to the license, sublicense or other agreement.

         (e) Except as set forth on SCHEDULE 4.12, to Seller's Knowledge Buyer's use of the Intellectual Property will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intangible property rights of third parties as a result of the continued operation of the Business as presently conducted and as presently proposed to be conducted.

4.13 COMPLIANCE WITH LAWS; PERMITS. Except as set forth on SCHEDULE 4.13, the conduct of the Business is in compliance in all material respects with all applicable Governmental Requirements, including, without limitation, requirements of the U.S. Food and Drug Administration, the U.S. Department of Agriculture and the New York Department of Agriculture and Markets. The Corporation has not received any notice to the effect that, or otherwise been advised that, the Corporation is not in compliance in all material respects with any applicable Governmental Requirement and there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in material violations of any applicable Governmental Requirement. SCHEDULE 4.13 identifies all material Permits issued to the Corporation and currently in effect. Except as set forth on
SCHEDULE 4.13, the Permits constitute all permits, consents, licenses, franchises, authorizations and approvals used in the operation of and necessary to conduct the Business. All of the Permits are valid and in full force and effect, no violations have been experienced, noted or recorded and no violations are expected, and no Proceeding is pending or, to the Knowledge of Seller, threatened to revoke or limit any of the Permits.

4.14 LITIGATION. Except as set forth on SCHEDULE 4.14, there is no Proceeding pending or, to the Knowledge of Seller, currently threatened which is (a) a Proceeding against or relating to the Shares or the Corporation, or its properties, assets or business or (b) a Proceeding relating to the Business and against or relating to any partner, shareholder, member, director, officer or employee of the Corporation.

4.15 LABOR MATTERS.

         (a) SCHEDULE 4.15 identifies for each current employee of the Corporation as of August 1, 2001, his or her name, position or job title, and his or her current base compensation and bonus compensation. Except as set forth on SCHEDULE 4.15: (i) the Corporation has no obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group, (ii) the Corporation is not currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against the Corporation pending or, to the Knowledge of Seller, threatened before any Governmental Authority, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the Knowledge of Seller, threatened against the Corporation and no material grievance currently being asserted, (iv) the Corporation has not experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three years immediately preceding the date of this Agreement and (v) there is no organizational campaign being conducted or, to the Knowledge of Seller, contemplated and there is no pending or, to the Knowledge of Seller, threatened petition before any Governmental Authority or other dispute as to the representation of any employees of the Corporation. Except as set forth on
SCHEDULE 4.15, the Corporation has complied in all material respects with, and is currently in compliance in all material respects with, all applicable Governmental Requirements relating to any of its employees or consultants (including, without limitation, any Governmental Requirement of the Occupational Safety and Health Administration), and the Corporation has not received within the past 3 years any written notice of failure to comply with any such Governmental Requirement which has not been rectified.

         (b) Except as set forth on SCHEDULE 4.15, the Corporation has on file a valid Form I-9 for each employee hired by the Corporation on or after November 7, 1986 and continuously employed after November 6, 1986 or the applicable date of hire. Except as set forth on SCHEDULE 4.15, to the Knowledge of Seller, all employees of the Corporation employed in the United States are (i) United States citizens, or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (Immigration and Naturalization Service) or (iv) aliens who have been continually employed by the Corporation since November 6, 1986 or the applicable date of hire. Except as set forth on

SCHEDULE 4.15, the Corporation has not been the subject of an immigration compliance or employment visit from, nor has the Corporation been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

4.16 EMPLOYEE BENEFIT PLANS. With respect to the Employee Benefit Plans of the
Corporation:

         (a) SCHEDULE 4.16 sets forth a list identifying each Employee Benefit Plan which is an Employee Pension Benefit Plan, including any Multiemployer Plan, and a list identifying each Employee Benefit Plan which is an Employee Welfare Benefit Plan. Except as otherwise identified on SCHEDULE 4.16, (i) no Employee Benefit Plan is maintained, administered or contributed to by any entity other than the Corporation, and (ii) no Employee Benefit Plan is maintained under any trust arrangement which covers any employee benefit arrangement which is not an Employee Benefit Plan.

         (b) The Corporation has delivered or has caused to be delivered to Buyer true and complete copies of (i) the Employee Benefit Plans (including related trust agreements, custodial agreements, insurance contracts, investment contracts and other funding arrangements, if any, and adoption agreements, if any), (ii) any amendments to the Employee Benefit Plans, (iii) written interpretations of the Employee Benefit Plans, (iv) summary plan descriptions and summaries of material modifications, as defined under ERISA, of each Employee Benefit Plan for which such documents are required by ERISA), (v) the three most recent annual reports (e.g., the complete Form 5500 series) prepared in connection with each Employee Benefit Plan (if any such report was required), including all attachments (including, without limitation, the audited financial statements, if any) and (vi) the three most recent actuarial valuation reports prepared in connection with each Employee Benefit Plan (if any such report was required).

         (c) Each Employee Benefit Plan which is an Employee Pension Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS. The Corporation has delivered or caused to be delivered to Buyer the latest determination letters of the Internal Revenue Service relating to each such Employee Benefit Plan. Such determination letters have not been revoked. Furthermore, there are no pending proceedings or, to the Knowledge of the Corporation or Seller, threatened proceedings in which the "qualified" status of any such Employee Benefit Plan is at issue and in which revocation of the determination letter has been threatened. Each such Employee Benefit Plan has not been amended or operated, since the receipt of the most recent determination letter, in a manner that would adversely affect the "qualified" status of the Plan. No distributions have been made from any such Employee Benefit Plan that would violate in any respect the restrictions under Treas. Reg. Section 1.401(a)(4)-5(b), and none will have been made by the Closing Date. There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any such Employee Benefit Plan.

         (d) The Corporation has made all required contributions under each Employee Benefit Plan on a timely basis or, if not yet due, adequate accruals therefore have been provided for in the Financial Statements. No Employee Benefit Plan which is an Employee Pension Benefit Plan has incurred any "accumulated funding deficiency" within the meaning of

Section 302 of ERISA or Section 412 of the Code and no such Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

         (e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Corporation relating to, or change in employee participation or coverage under any Employee Benefit Plan that would increase materially the expense of maintaining such Employee Benefit Plan above the level of expense incurred in respect of such Employee Benefit Plan for the most recent plan year with respect to Employee Benefit Plans. The execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute an event under any Employee Benefit Plan, which (either alone or upon the occurrence of a subsequent event) will or may result in any payment, acceleration, vesting or increase in benefits to any employee, former employee or director of the Corporation.

         (f) Except as set forth on SCHEDULE 4.16, each Employee Benefit Plan has been maintained in compliance with its terms and the requirements prescribed by any and all Governmental Requirements, including but not limited to, ERISA and the Code, which are applicable to such Employee Benefit Plan.

         (g) Except as set forth on SCHEDULE 4.16, there are no pending or, to the Knowledge of Seller, threatened (i) Proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (ii) Proceedings by any Governmental Authority of or against any Employee Benefit Plan, the assets held thereunder, the trustee of any such assets, or the Corporation relating to any of the Employee Benefit Plans. If any of the actions described in this Section 4.16(g) are initiated prior to the Closing Date, Seller shall notify Buyer of such action prior to the date of Closing.

         (h) The Corporation has not engaged in (i) any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA, or (ii) any Prohibited Transaction with respect to any Employee Benefit Plans, and will not so engage, act or fail to act prior to the Closing Date. Furthermore, to the Knowledge of Seller, no other "party in interest," as defined in Section 3(14) of ERISA, or "disqualified person," as defined in
Section 4975(e)(2) of the Code, has engaged in any Prohibited Transaction.

         (i) No liability has been incurred by the Corporation or any ERISA Affiliate for any tax, penalty or other liability, other than the liability to make contributions and to pay benefits in the normal course, with respect to any Employee Benefit Plan and, to the Knowledge of Seller, such Plans do not expect to incur any such liability prior to the date of Closing.

         (j) Except for required premium payments, no liability to the Pension Benefit Guaranty Corporation (the "PBGC") has been incurred by the Corporation or its Affiliates with respect to any Employee Benefit Plan which is an Employee Pension Benefit Plan that has not been satisfied in full, and no event has occurred and there exists no condition or set of circumstances that could result in the imposition of any such liability. The Corporation has complied, or will comply, with all requirements for premium payments, including any interest and penalty charges for late payment, due to PBGC on or before the Closing Date with respect to each Employee Benefit Plan for which any premiums are required. No proceedings to terminate, pursuant to Section 4042 of ERISA, have been instituted or, to the Knowledge of the Corporation or Seller, are threatened by the PBGC with respect to any Employee Benefit Plan (or any Pension Plan maintained by an ERISA Affiliate). There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Employee Benefit Plan which is an Employee Pension Benefit Plan. No reportable event, within the meaning of Section 4043 of ERISA, has occurred with respect to any Employee Benefit Plan which is an Employee Pension Benefit Plan.

         (k) As of the date of this Agreement, with respect to each Employee Benefit Plan which is covered by Title IV of ERISA and which is not a Multiemployer Plan, the current value of the accumulated benefit obligations (based on the actuarial assumptions that would be utilized upon termination of such Plan) do not exceed the current fair value of the assets of such Employee Benefit Plan. Except as listed in SCHEDULE 4.16, there has been no material adverse change in the financial condition of any such Employee Benefit Plan, no change in actuarial assumptions with respect to any such Employee Benefit Plan and no increase in benefits under any such Employee Benefit Plan as a result of plan amendment, written interpretations, announcements, change in applicable law or otherwise which, individually or in the aggregate, would result in the value of any such Employee Benefit Plan's accrued benefits exceeding the current value of such Employee Benefit Plan's assets.

         (l) Except as disclosed on SCHEDULE 4.16, neither the Corporation nor any ERISA Affiliate has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, nor will they become obligated to do so through the Closing Date, any Multiemployer Plan. Except as disclosed on SCHEDULE 4.16, no amount is due from, or owed by, the Corporation or any ERISA Affiliate on account of a Multiemployer Plan of ERISA or on account of any withdrawal therefrom.

         (m) Except as disclosed on SCHEDULE 4.16, no Employee Benefit Plan provides benefits, including without limitation, any severance or other post-employment benefit, salary continuation, termination, death, disability, or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of the Corporation beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits fully accrued as Accrued Liabilities on the Financial Statements or Interim Financial Statements, or (iii) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

         (n) Each Employee Benefit Plan which is an Employee Welfare Benefit Plan that is a group health plan (as defined for the purposes of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and all regulations thereunder, ("COBRA")) has complied at all times, and will continue to comply through the date of Closing, with requirements of COBRA to provide health care continuation coverage to qualified beneficiaries who have elected, or may elect to have, such coverage. The Corporation or its agent who administers any such Employee Welfare Benefit Plans, have complied at all times and will continue to comply through the date of Closing, with the notification and written notice requirements of COBRA. There are no pending or, to the Knowledge of Seller, threatened claims, suits, or other proceedings by any employee, former employee, participants or by the beneficiary, dependent or representative of any such person, involving the failure of any such Employee Welfare Benefit Plan or of any other group health plan ever maintained by the Corporation to comply with the health care continuation coverage requirements of COBRA.

         (o) Each Employee Benefit Plan which is an Employee Welfare Benefit Plan and that is a group health plan (as defined for the purposes of Section 9832(a) of the Code) has complied at all times, and will continue to comply through the date of Closing, with requirements of Sections 9801 and 9802 of the Code.

         (p) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Corporation that, individually or in the aggregate, could give rise to the payment by the Corporation, directly or indirectly, of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code.

4.17 TRANSACTIONS WITH CERTAIN PERSONS. Except as set forth on SCHEDULE 4.17 or as otherwise disclosed in this Agreement, (a) no Related Person is presently, or at any time during the past 1 year has been, a party to any transaction with the Corporation including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for the rental or sale of real or personal property to or from or
(iii) otherwise requiring payments annually to or from (other than for services as officers or employees of the Corporation), such Related Person and (b) no shareholder, director, officer or employee of the Corporation is related to any other shareholder, director, officer or employee of the Corporation by blood or marriage. All such transactions have been and are on an arms-length basis providing for substantially the same payment and performance terms as would reasonably be expected to be negotiated with an independent third party. Except as set forth on SCHEDULE 4.17, there is no outstanding amount in excess of $500 owing (including, without limitation, pursuant to any advance, note or other indebtedness instrument) from the Corporation to any Related Person identified on SCHEDULE 4.17 or from any Related Person identified on SCHEDULE 4.17 to the Corporation.

4.18 INSURANCE. SCHEDULE 4.18 contains a complete and accurate list of all current policies or binders of Insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles and a general description of the type of coverage provided and policy exclusions) maintained by the Corporation and relating to the Corporation's properties, assets and personnel. Except as set forth on SCHEDULE 4.18, all of the Insurance is "occurrence" based insurance. The Insurance is in full force and effect and sufficient for compliance in all material respects with all requirements of applicable law and of all contracts to which the Corporation is a party. The Corporation is not in material default under any of the Insurance, and the Corporation has not failed to give any notice or to present any claim under any of the Insurance in a due and timely manner. No notice of cancellation, termination, reduction in coverage or increase in premium (other than reductions in coverage or increases in premiums in the ordinary course) has been received with respect to any of the Insurance, and all premiums with respect to any of the Insurance have been timely paid. The Corporation has not experienced claims in excess of current coverage of the Insurance. Except as disclosed on SCHEDULE 4.18, there will be no retrospective insurance premiums or charges on or with respect to any of the Insurance for any period or occurrence through the Effective Date.

4.19 INVENTORY. Except as set forth on SCHEDULE 4.19, (a) all of the Inventory is owned by the Corporation free and clear of any Encumbrances (other than Permitted Encumbrances) and is located at the Current Real Property, (b) none of the Inventory is on consignment, (c) the Inventory reflected in the Financial Statements and Interim Financial Statements has been valued in a manner consistent with past practices and procedures and in accordance with GAAP, and
(d) all inventory located at the Current Real Property is owned by the Corporation and is not held by the Corporation (on consignment or otherwise) for or on behalf of any other Person. If any inventory located at the Current Real Property is not owned by the Corporation, the information concerning this inventory provided on SCHEDULE 4.19 is based on a recent physical count. Attached as part of SCHEDULE 4.19 is the Corporation's report entitled Status of Obsolete Reserves dated as of the Effective Date. This report accurately reflects the amount and value of all Inventory located at the premises of suppliers as of the date of this Agreement that is (a) owned by the Corporation or (b) for which the Corporation has a binding commitment to purchase. The updated Status of Obsolete Reserves set forth in Item 2 of SCHEDULE 4.19 accurately reflects the amount, value and identity of Inventory taken as a reserve on the balance sheet of the Corporation dated July 28, 2001.

4.20 ACCOUNTS RECEIVABLE. All of the Accounts Receivable of the Corporation are bona fide receivables, are reflected on the books and records of the Corporation, arose in the ordinary course of the Business and will be collected in the ordinary course of business consistent with past collection practices at their full face value net of reserves for doubtful accounts as reflected on the Effective Date Financial Report. Except as set forth on SCHEDULE 4.20, no Person has any liens on the Accounts Receivable, there is no right of offset against any of the Accounts Receivable, and no agreement for deduction or discount has been made with respect to any of the Accounts Receivable other than ordinary course trade discounts.

4.21 MATERIAL CONTRACTS. SCHEDULE 4.21 contains a true and correct list or description of the Material Contracts. True and correct copies of the Material Contracts have been delivered to Buyer. Each of the Material Contracts is enforceable against the Corporation and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as such enforcement may be limited by Enforceability Limitations. Except as set forth on SCHEDULE 4.21, neither the Corporation nor, to the Knowledge of Seller, any other party to any Material Contract, is in material default thereunder or in material breach thereof, and the Corporation has not during the past 2 years obtained or granted any material waiver of or under any provision of any Material Contract. There exists no event, occurrence, condition or act which constitutes or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become a material default by the Corporation or, to the Knowledge of Seller, any other party under any Material Contracts. Seller does not know of a threatened default under any Material Contracts.

4.22 SUPPLIERS AND CUSTOMERS. SCHEDULE 4.22 contain a list of the 10 largest suppliers and 20 largest customers of the Business for the fiscal year ending April 28, 2001. Except as set forth on SCHEDULE 4.22, none of the suppliers or customers set forth on SCHEDULE 4.22 has informed the Corporation that it intends to terminate its relationship with the Corporation, and Seller is not aware of any such supplier or customer that intends to terminate such relationship or of any material problem or dispute with any such supplier or customer. Seller believes that the Corporation has good business relationships with each such supplier and customer. Seller does not believe that the consummation of a sale of the Shares will or is likely to disrupt the existing relationships with any such supplier or customer in any material respect.

4.23 BUSINESS RECORDS. No material records of accounts, personnel records and other business records for the past 5 years relating to the Business have been destroyed and all such records are available upon request, subject to applicable Governmental Requirements and/or contractual prohibitions or limitations.

4.24 BANK ACCOUNTS; POWERS OF ATTORNEY. SCHEDULE 4.24 contains a true, complete and correct list of all bank accounts and safe deposit boxes maintained by the Corporation and all persons entitled to draw thereon, to withdraw therefrom or with access thereto, a description of all lock box arrangements for the Corporation and a description of all powers of attorney granted by the Corporation.

4.25 ENVIRONMENTAL MATTERS. Except as described in environmental reports and other documents listed in SCHEDULE 4.25, copies of which reports and documents have been provided to Buyer, and further, with regard to all Predecessors and all Persons other than Corporation, to Seller's Knowledge:

         (a) the Corporation and its assets, properties and operations are now, and at all times during Corporation's ownership or use of its assets and properties prior to the Effective Date have been, in compliance in all material respects with all applicable Environmental Laws, and each Predecessor and its assets, properties and operations were in compliance in all material respects with all applicable Environmental Laws;

         (b) except in compliance with Environmental Laws, no Person has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Substance at, on, under the Real Property, and, to Seller's Knowledge, there has been and is no Release of any Hazardous Substance at, on, under, in, to or from the Real Property or in the vicinity of the Real Property, whether as a result of the operations and activities at the Real Property or otherwise;

         (c) no Person has caused or contributed to the Release of Hazardous Substances at, on, under, in, to or from any of the Real Property and is not, to the Knowledge of Seller, otherwise liable or potentially liable for any such Releases and, to Seller's Knowledge, there exist no Environmental Conditions at, on or under the Real Property;

         (d) no Person has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, the presence, Release or threatened Release of any Hazardous Substance at any location, whether at the Real Property or otherwise, that was allegedly manufactured, used, generated, processed, treated, stored, disposed of or otherwise handled at or transported from the Real Property or otherwise;

         (e) no Person has received any notice of any other claim, demand or action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Substances at, on, under, in, to or from the Real Property or in connection with any operations or activities thereat, or at, on, under, in, to or from any other property;

         (f) neither the Current Real Property nor any operations or activities thereat is nor, to Seller's Knowledge has the Real Property been, subject to any judicial or administrative proceeding, order, consent, agreement or any lien relating to any applicable Environmental Laws or Environmental Claims;

         (g) there are no underground storage tanks presently located at the Current Real Property and, to Seller's Knowledge, there have been no Releases of any Hazardous Substances from any underground storage tanks or related piping at the Real Property;

         (h) there is no equipment containing PCBs at levels greater than 50 parts per million located at, on, under or in the Current Real Property; and

         (i) there is no asbestos or asbestos-containing material located at, on, under or in the Current Real Property.

4.26 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 4.26 or as reflected in the Interim Financial Statements delivered on or before the date of this Agreement, since April 28, 2001 there has not been:

         (a) any material adverse change in the Business, financial condition or operations of the Corporation;

         (b) any increase in the compensation of or granting of bonuses payable or to become payable by the Corporation to any officer or employee for the fiscal year ending April 28, 2001, other than annual increases or bonuses consistent with the Corporation's past practices and not resulting in the compensation for any such officer or employee for such fiscal year exceeding one hundred and five percent (105%) of the compensation of such officer or employee for the preceding fiscal year;

         (c) any sale or transfer by the Corporation of any tangible or intangible asset having a value at the time of disposition greater than $10,000 or $25,000 in the aggregate for all such assets, any mortgage or pledge or creation of any Encumbrance relating to any such asset, any lease of real property or equipment, or any cancellation of any debt or claim, except in the ordinary course of business;

         (d) any other material transaction not in the ordinary course of the Business or not otherwise consistent with the Corporation's past practices involving consideration in excess of $25,000; or

         (e) any material change in accounting methods or principles.

4.27 BROKERS. Seller and/or the Corporation has entered into an agreement, arrangement or understanding with J.H. Chapman which will result in the obligation to pay a finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement. Any such fee, commission or payment has been or will be paid exclusively by Seller.

4.28 ABSENCE OF CERTAIN PAYMENTS. To the Knowledge of Seller, neither the Corporation, nor any other Person owned or controlled by the Corporation, nor any of its respective partners, shareholders, directors, officers, employees or agents, or other people acting on behalf of any of them, have with respect to the Business (a) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation or decree, directive or order of any Governmental Authority or (b) without limiting the generality of the preceding clause (a), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any Governmental Authority. To the Knowledge of Seller neither the Corporation, nor any Person owned or controlled by the Corporation, nor any of its partners, shareholders, directors, officers, employees or agents, or other Persons acting on behalf of any of them, have accepted or received any unlawful contributions, payments, gifts or expenditures.

4.29 PRODUCT GUARANTIES; PRODUCT LIABILITY.

         (a) A form of each product guaranty relating to products produced (including products produced under co-packing agreements), marketed, sold or delivered by the Corporation at any time during the 2 year period preceding the date of this Agreement is attached to or set forth on SCHEDULE 4.29.

         (b) SCHEDULE 4.29 sets forth a true and complete list of (A) all products produced (including products produced under co-packing agreements), marketed, sold or delivered by the Corporation or any predecessor of the Corporation that have been recalled or withdrawn (whether voluntarily or otherwise) at any time since December 31, 1996 and (B) all Proceedings (whether completed or pending) at any time since December 31, 1996 seeking the recall, withdrawal, suspension or seizure of any product produced (including products produced under co-packing agreements), marketed, sold or delivered by the Corporation or any predecessor of the Corporation.

         (c) Except to the extent covered by applicable insurance the Corporation has no liability or potential liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product produced, marketed, sold or delivered by the Corporation, and, to the Knowledge of the Corporation, there is no basis for the assertion of any such liability against the Corporation.

4.30 EFFECTIVE DATE WORKING CAPITAL. The Corporation has not changed or varied any of its practices concerning the collection of accounts receivable, the payment of Accounts Payable, the Inventory levels it maintains or any other methods or practices concerning the Corporation's working capital as a result of or in contemplation of the transactions which are the subject of this Agreement.

4.31 CHANGE IN CONTROL. Except for this Agreement and as disclosed on SCHEDULE 4.31, the Corporation is not party to any contract or arrangement (including, without limitation, any approval, authorization, declaration, filing or registration) which contains a "change in control",

"potential change in control" or similar provision, and the consummation of the transactions contemplated by this Agreement shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Corporation to any person or give any person the right to terminate or alter the provisions of any agreement to which the Corporation is a party.

4.32 KARL D. SIMONSON SEVERANCE PAYMENTS . Neither the Corporation nor Buyer has any obligation to Karl D. Simonson with respect to (i) the Employment Agreement or (ii) any other employment arrangements with Mr. Simonson.

4.33 WORKERS COMPENSATION. Seller has maintained adequate workers compensation coverage for the employees of the Corporation and has been in compliance with all Governmental Requirements with respect to workers compensation matters. Except as disclosed on SCHEDULE 4.33, there are no prior unpaid obligations or pending claims or obligations for workers compensation by an employee or former employee of the Corporation.

4.34 ENTERPRISE DEVELOPMENT ZONE OR SIMILAR CREDITS. Except as disclosed on
SCHEDULE 4.34, neither the Corporation nor Seller is obligated to repay or refund any amount with respect to any Enterprise Development Zone credit or similar credits offered by any Governmental Authority.

4.35 CONDUCT PENDING CLOSING. The covenants in Section 6.5 have not been breached for the period from the Effective Date through the Closing Date.

4.36 MATERIAL MISSTATEMENTS OR OMISSIONS. None of the representations and warranties by Seller in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.



                                   ARTICLE 5
                                   ---------
                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

         Buyer and Guarantor hereby jointly and severally represent and warrant to Seller as follows:

5.1 ORGANIZATION AND GOOD STANDING. Buyer is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full power and authority to conduct its business as presently being conducted and to own and lease its properties and assets.

5.2 AUTHORITY; AUTHORIZATION; BINDING EFFECT. Buyer has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement. Copies of all resolutions of the board of directors of Buyer with respect to the transactions contemplated by this Agreement, certified by the Secretary or an Assistant Secretary of Buyer, in form reasonably satisfactory to counsel for Seller, have been delivered to Seller. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by Enforceability Limitations.

5.3 NO CONFLICT OR VIOLATION. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the performance by Buyer of its obligations under this Agreement, do not and will not result in or constitute (i) a violation of or a conflict with any provision of the certificate of incorporation or by-laws of Buyer, (ii) a breach of, a loss of rights under, or constitute an event, occurrence, condition or act which is or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party or
(iii) a violation by Buyer of any statute, rule, regulation, ordinance, by-law, code, order, judgment, writ, injunction, decree or award.

5.4 CONSENTS AND APPROVALS. Except as disclosed on SCHEDULE 5.4, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

5.5 NO PROCEEDINGS. There is no Proceeding pending or, to the knowledge of Buyer, threatened against, relating to or affecting in any adverse manner the transactions contemplated by this Agreement.

5.6 BROKERS. Buyer or its Affiliate has entered into an agreement, arrangement or understanding with Shoniker and Associates which will result in the obligation to pay a finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. Any such fee, commission or payment has been or will be paid exclusively by Buyer or its Affiliate.

5.7 MATERIAL MISSTATEMENTS OR OMISSIONS. None of the representations and warranties by Buyer in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

5.8 GUARANTOR. The representations and warranties in Section 5.1, 5.2, 5.3, 5.4, 5.5, 5.6 and 5.7 are true in respect of Guarantor as if "Buyer" is read to mean "Guarantor" and "Agreement" is read to mean "Agreement and Guaranty," except that Guarantor is incorporated under the laws of Ontario.

                                   ARTICLE 6
                                   ---------
                          COVENANTS AND CONDUCT OF THE
                          ----------------------------
                       PARTIES PRIOR TO AND AFTER CLOSING
                       ----------------------------------

         Seller, on the one hand, and Buyer, on the other hand, each covenant and agree with the other as follows:

6.1 INVESTIGATION BY BUYER. During the period beginning on the date of this Agreement and ending on the Closing Date, Buyer and each Representative of Buyer may continue to conduct a due diligence review of the Corporation and the Business. In connection with such due diligence review, Buyer and each Representative of Buyer shall be granted full access to all Current Real Property upon reasonable prior notice and during normal business hours, and Seller shall, upon request by Buyer, arrange for Buyer to be granted full access to any third party warehouses or other facilities where property of the Corporation is located. In connection with such due diligence review, Seller agrees, and shall cause each Representative of Seller, upon reasonable prior notice, to (i) cooperate with Buyer and each Representative of Buyer, (ii) provide all information, and all documents and other data relating to such information, reasonably requested by Buyer or any Representative of Buyer (including, without limitation, (A) the work papers of the Corporation's Accountants, (B) the Tax Returns of the Corporation or any Subsidiary (or Seller or any Affiliate of Seller or the Corporation to the extent that the Corporation is jointly and severally liable for Taxes with respect to such Tax Return), and (C) all responses to auditor's inquiry letters for the past 5 years or related to the preparation of the Financial Statements) and (iii) permit Buyer and each Representative of Buyer to inspect any assets of the Corporation. Buyer shall not be given access to information regarding Seller's negotiations to sell the Business. Buyer shall disclose to Seller in writing any information gained in its due diligence review which might reasonably be adjudged to result in a breach of any of Seller's representations, warranties and covenants. Except as set forth in Section 6.2, Buyer and each Representative of Buyer shall be granted full access to all Current Real Property upon reasonable prior notice and during normal business hours. In connection with such due diligence review, Seller agrees, and shall cause each Representative of Seller, upon reasonable prior notice, to (i) cooperate with Buyer and each Representative of Buyer, (ii) provide all information, and all documents and other data relating to such information, reasonably requested by Buyer or any Representative of Buyer (including, without limitation, the work papers of the Corporation's Accountants and all responses to auditor's inquiry letters for the past 5 years or related to the preparation of the Financial Statements) and (iii) permit Buyer and each Representative of Buyer to inspect any assets of the Corporation.

6.2 ENVIRONMENTAL AUDITS. In addition to any environmental investigations and audits conducted by Buyer or its Representatives prior to the date of this Agreement, Buyer shall, at Buyer's sole expense, be permitted to cause further environmental audits of the Real Property to be conducted assessing the presence and/or disposition of Hazardous Substances and compliance with Environmental Laws provided, however, that prior to conducting any intrusive testing on the Corporation's property Buyer shall have executed and delivered an agreement, acceptable to Seller which, among other things, requires Buyer and its Representatives to comply with all applicable Environmental Laws and Corporation's policies and procedures, provides evidence of general liability, automobile, and pollution liability insurance and indemnification of Seller from and against any personal injury and property damage arising from such intrusive testing, and provided further that Buyer shall provide for Seller's approval a written scope of work that describes the media to be sampled, number, depth and location of samples, constituents for which analysis will be performed, analytical methodologies to be used and other pertinent information. No intrusive testing shall occur without Seller's prior approval which shall not be unreasonably withheld. Seller shall cause the Corporation to grant a license to Buyer's qualified environmental consultants to enter upon the Current Real Property, upon giving the Corporation reasonable notice, with persons and materials to conduct such environmental audits. Buyer shall provide Seller with a copy of all draft reports of the environmental audits and provide Seller at least three business days to comment on such drafts. Buyer also shall provide Seller with a copy of all final environmental audit reports.

6.3 MATTERS RELATING TO REAL PROPERTY .

         (a) Buyer shall obtain, at Buyer's sole cost and expense, except that Seller shall be responsible for the cost of the title search continuation work through the Closing Date, a commitment from Attorneys Title Insurance Fund or any other title insurance company acceptable to Buyer (the "Title Company") for the issuance of an American Land Title Association ("ALTA") extended coverage owner's policy of title insurance (including mechanics' lien coverage) for each parcel included in the Medina Real Property setting forth the status of title to each such parcel (individually a "Title Commitment" and collectively the "Title Commitments"). The Title Commitments shall be accompanied by true, complete and legible copies of all Encumbrances identified therein. At Closing, the policies to be issued pursuant to the Title Commitments (individually a "Title Policy" and collectively the "Title Policies") shall insure that the Corporation has good, marketable and indefeasible title to the Medina Real Property, subject only to those Encumbrances accepted by Buyer pursuant to subparagraph (c) of this Section 6.3 ("Permitted Title Encumbrances"), and shall include the additional coverages and endorsements described in SCHEDULE 6.3 attached hereto (collectively the "Endorsements"). At the Closing, Seller shall deliver to the Title Company such affidavits (including an affidavit of title) and other documentation as shall be necessary to enable the Title Company to issue the Title Policies with the Endorsements subject only to Permitted Title Encumbrances and with a non-imputation endorsement reasonably acceptable to Buyer. Buyer shall pay all fees and premiums incurred in the issuance of the Title Policies.

         (b) Buyer shall obtain, at Buyer's sole cost and expense, current surveys covering each parcel included in the Owned Current Real Property (individually a "Survey" and collectively the "Surveys"), dated subsequent to this Agreement, each of which shall be prepared by a surveyor duly licensed under the laws of the state in which such Current Real Property is located and approved by Buyer. Each survey (i) shall be in form and substance satisfactory to the Buyer and the Title Company, (ii) shall be prepared in accordance with the 1997 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys as adopted by ALTA and the American Congress on Surveying & Mapping and (iii) shall be certified to Buyer, the Corporation and the Title Company using the form of certification attached hereto as EXHIBIT 6.3.

         (c) On or prior to the 10th business day following the Buyer's receipt of the Title Commitment or all of the Surveys, whichever is later, Buyer shall notify Seller in writing (the "Defect Notice") of any unacceptable Encumbrances or other matters disclosed by either the Title Commitments or the Surveys (individually a "Disapproved Encumbrance" and collectively the "Disapproved Encumbrances"). Seller agrees to use commercially reasonable efforts to eliminate the Disapproved Encumbrances or otherwise resolve the Disapproved Encumbrances to the satisfaction of Buyer on or before the Closing Date. Seller shall have 3 business days after receipt of the Defect Notice to notify Buyer in writing (i) that the Disapproved Encumbrances will be eliminated or otherwise resolved as provided above or (ii) that the Disapproved Encumbrances will not be eliminated or otherwise resolved. If Seller elects not to cause any Disapproved Encumbrance to be eliminated or otherwise resolved, Buyer shall have the right, in its sole discretion, for a period of 5 business days following the expiration of the 3 business day period provided for above, to notify Seller of Buyer's election to either waive such objection and proceed with the Closing, without any reduction in the Purchase Price, or to terminate this Agreement. Absent any notice from Buyer within such 5 business day period, Buyer shall be deemed to have elected to terminate this Agreement. If Seller gives notice that one or more Disapproved Encumbrances will be eliminated or otherwise resolved, and such Disapproved Encumbrances are not so eliminated or otherwise resolved on or before the Closing Date, Buyer shall have the right to either (i) terminate this Agreement by written notice to Seller or (ii) proceed with the Closing, with an abatement of the Purchase Price equal to the actual cost of eliminating or resolving such Disapproved Encumbrance.

6.4 NOTIFICATIONS, CONSENTS AND APPROVALS. As soon as practicable, Buyer and Seller, as applicable, shall commence all reasonable actions to obtain the consents and approvals and to make the filings set forth on SCHEDULE 6.4 (the "Required Consents and Filings") required to consummate the transactions contemplated by this Agreement.

6.5 CONDUCT PENDING CLOSING. Except as disclosed on SCHEDULE 6.5,

         (a) From the Effective Date to the Closing Date, and except as otherwise specifically provided in this Agreement or consented to or approved by Buyer in advance in writing, such consent or approval not to be unreasonably withheld or delayed, Seller agrees as follows:

             (i) The Corporation shall carry on its business substantially in the same manner as heretofore conducted and shall not engage in any transaction or activity, enter into, terminate or amend any agreement or make any commitment except in the ordinary course of business.

             (ii) The Corporation shall use reasonable commercial efforts to preserve its existence and business organization intact and to preserve its properties, assets and relationships with its employees, suppliers, customers and others with whom it has business relations.

             (iii) The Corporation shall not (i) grant any increase in compensation to any employee or (ii) enter into, or amend in any material respect, any Employee Benefit Plan.

             (iv) The Corporation shall not (A) grant any special conditions with respect to any Account Receivable other than in the ordinary course of business (e.g., extended terms), (B) fail to pay any Account Payable on a timely basis in the ordinary course of business consistent with past practice, (C) except as described on SCHEDULE 6.5 or as otherwise disclosed in this Agreement, make or commit to make any capital expenditures, (D) purchase Inventory in excess of supplies necessary in the ordinary course of business and, in no event exceeding, for any particular item, a 6 month supply (E) ship Inventory or take any other action designed or having the effect of accelerating the generation of Accounts Receivable in a manner inconsistent with past practice or (F) start up or acquire any new business or product line.

             (v) The Corporation shall not enter into any settlement with respect to any Proceeding against or relating to the Corporation, or any of its officers, directors, employees, or properties, assets or business.

             (vi) The Corporation shall not make any payment of principal with respect to any debt owing to Seller or any other Affiliate; and Seller hereby waives any rights it may have to any principal payments owed to it by the Corporation during this period, provided that the transaction contemplated by this Agreement is completed.

                  (vii) No change or amendment shall be made in or to the certificate or articles of incorporation or other governing or organizational charter or instruments of the Corporation.

                  (viii) The Corporation shall not declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) with respect to its capital stock or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock.

                  (ix) Neither the Seller nor the Corporation shall voluntarily take any action which would cause, or voluntarily fail to take any action the failure of which would cause, any representation or warranty of Seller contained in this Agreement to be breached or untrue in any material respect.

                  (x) The Corporation shall not make any payment of interest with respect to any debt owing to Seller or any other Affiliate; and Seller hereby waives any rights it may have to any interest payments owed to it by the Corporation during this period, provided that the transaction contemplated by this Agreement is completed.

         (b) From the date of this Agreement to the Closing Date, and except as otherwise specifically provided in this Agreement or consented to or approved by Seller in advance in writing, such consent or approval not to be unreasonably withheld or delayed, Buyer shall not voluntarily take any action which would cause, or voluntarily fail to take any action the failure of which would cause, any representation or warranty of Buyer contained in this Agreement to be breached or untrue in any respect.

6.6 NOTIFICATION OF CERTAIN MATTERS.

         (a) Seller shall give prompt written notice to Buyer of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which Seller has Knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of Seller contained in this Agreement to be breached or untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date and (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller under this Agreement.

         (b) Buyer shall give prompt written notice to Seller of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which Buyer has knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of Buyer contained in this Agreement to be breached or untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date and (ii) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Buyer under this Agreement.

6.7 DELIVERY OF INTERIM FINANCIAL STATEMENTS. Within 20 days of the end of each month after the execution of this Agreement and prior to the Closing Date, Seller shall deliver or cause to be delivered to Buyer internally prepared unaudited monthly and year-to-date interim financial statements of the Corporation.

6.8 ESCROW AGREEMENT. On the Closing Date, each of Seller, Buyer and the Escrow Agent shall enter into an escrow agreement substantially in the form attached as
EXHIBIT 6.8 (the "Escrow Agreement").

6.9 REPAYMENT OF EMPLOYEE ADVANCES. On or prior to the Closing Date, Seller shall cause all outstanding employee advances to be repaid to the Corporation in full, other than ordinary course travel advances in amounts consistent with past practice.

6.10 TERMINATION OF RELATED PERSON ARRANGEMENTS. All agreements and other arrangements, whether oral or written, with Related Persons which are disclosed pursuant to Section 4.3 or 4.17 shall be terminated on or prior to the Closing Date, except to the extent the continuation thereof is specifically consented to by Buyer in writing.

6.11 ACCOUNTS RECEIVABLE PAYMENTS. After the Closing Date, Buyer will exercise its commercially reasonable efforts to collect the Accounts Receivable, but without being required to incur any third party expenses, so as to minimize the amount of the Accounts Receivable which remain uncollected 120 days after the Effective Date. Seller will deliver to Buyer on the Closing Date an aging report of the Accounts Receivable as of the Effective Date and Buyer will promptly deliver such reports to Seller on a monthly basis after the Closing Date. All payments with respect to Accounts Receivable received by the Buyer after the Effective Date from a customer or other debtor shall be credited to the oldest accounts receivable of the Corporation with respect to that customer, unless the customer or other debtor designates such payment as being made with respect to a specific debt other than its oldest accounts receivable. To the extent that the aggregate Accounts Receivable as of the Effective Date which are not collected in full within 120 days of the Effective Date exceed the Corporation's allowance for bad debts and write-offs as shown on the Effective Date Financial Report (the "Bad Debt Allowance"), after Buyer so notifies Seller and the parties discuss the matter, the excess of such uncollected accounts receivable ("Excess Uncollected Receivables") shall be paid by Seller to Buyer within 30 days of notification by Buyer of the applicable amount. At any time that Seller reimburses Buyer for Excess Uncollected Receivables, the Corporation will be required to deliver to Seller an assignment of the Excess Uncollected Receivables, without recourse, for $1.00 consideration. In the event of any such assignment of Excess Uncollected Receivables, Buyer shall cause the Corporation to cooperate fully with Seller, at Seller's expense, in collecting such Excess Uncollected Receivables including, without limitation, the prompt remitting to Seller of all payments received by the Corporation from any obligor of any such Excess Uncollected Receivable, such payments to be credited to the oldest accounts receivable of the Corporation, with respect to that obligor, unless the obligor or other debtor designates such payment as being made with respect to a specific debt other than its oldest account receivable. To the extent that the aggregate Accounts Receivable as of the Effective Date collected within 120 days of the Effective Date exceed aggregate Accounts Receivable less the Bad Debt Allowance as of the Effective Date, after Buyer so notifies Seller and the parties discuss the matter, the excess of such collected Accounts Receivable shall be paid by Buyer to Seller within 150 days after the Effective Date.

6.12 STANDSTILL AGREEMENT. Seller shall not negotiate the sale of the Shares or the Business with any other Person before September 24, 2001. If Seller or its agents (including, but not limited to, J.H. Chapman) violate this condition, Seller shall pay Buyer or Buyer's Affiliates reasonable out-of-pocket third party expenses incurred in connection with the transactions contemplated by this Agreement up to $1,000,000.

6.13 SATISFACTION OF INDEBTEDNESS. On or prior to the Closing Date, Seller shall cause the Corporation to pay, or cause to be paid, its Indebtedness as reflected on the Financial Statements or the Interim Financial Statements or to otherwise obtain a release of all liability of the Corporation with respect thereto satisfactory in form and substance to Buyer; provided, however, that if the parties hereto agree to continue the Medina Mortgage, the Medina Mortgage shall not be paid by the Corporation or Seller. Such satisfaction of Indebtedness shall be done in a manner (i) consistent with the methodology used to prepare the February 24, 2001 Pro Forma Debt Free Balance Sheet and (ii) without resulting in any liability to the Corporation, Buyer or any Affiliate of Buyer for any Tax.

6.14 LIQUIDATION OF TKI FOODS INTERNATIONAL, INC. (THE "FSC"). On or prior to the Closing Date, Seller shall cause the Corporation to liquidate the FSC at the expense of Seller or, to the extent such liquidation cannot be completed before the Closing Date, Seller shall pay directly or shall reimburse Buyer for any costs incurred by Buyer in effecting such liquidation, including, without limitation, any Tax Liability resulting from such liquidation.

6.15 INSURANCE. Seller shall cause the Corporation to maintain its current products liability and other insurance coverage through the Closing Date. Buyer shall obtain or maintain equivalent products liability insurance coverage insuring against claims relating to products manufactured after the Closing Date. For the period between the Effective Date and the Closing Date, Seller shall purchase, from an insurer mutually agreeable to Buyer and Seller, workers compensation insurance for the Corporation with coverage that is retroactive to the Effective Date. Buyer shall, through an adjustment to the Purchase Price, reimburse Seller $20,170 for the property insurance premium paid by Seller that affords the Corporation insurance coverage after the Effective Date. Buyer shall be responsible for the deductible under any insurance policies held by the Seller for the benefit of the Corporation for (i) claims made against the Corporation relating to events that occurred during the period beginning on the Effective Date and ending on the Closing Date (for occurrence based coverage) and (ii) for claims made against the Corporation during the period beginning on the Effective Date and ending on the Closing Date (for claims made coverage).

6.16     TAX MATTERS.

         (a) TAX YEAR CLOSING. For federal and New York State income tax purposes the Closing will result in a closing of the Corporation's and any of its Subsidiary's tax years. The federal tax liability of the Corporation and any Subsidiary for the Pre-Closing Period shall be the liability of Seller and shall be included in Seller's consolidated return covering the Pre-Closing Period. The New York State tax liability of the Corporation and any Subsidiary for the Pre-

Closing Period shall be the liability of Seller and shall be included in Seller's combined report covering the Pre-Closing Period. The tax liability of the Corporation and any Subsidiary for any state or locality other than New York State for the Pre-Closing Period shall be the liability of Seller and shall be reported on a separately-filed return prepared and filed by Seller.

         (b) ALLOCATION OF TAX LIABILITY. The taxable income or loss of the Corporation for the Pre-Closing Period shall be allocated between the first federal income Tax Return due for Buyer after the Closing and the consolidated federal income tax return due for Seller in accordance with Treas. Reg. Section 1.1502-76(b). Any taxable income or loss that must be reported on any state or local income tax return attributable to the Pre-Closing Period shall be allocated in the same manner as set forth above. Taxable income or loss for the Pre-Closing Period shall be determined on a closing-of-the-books basis as of the close of business on the Effective Date.

         (c) COOPERATION. Seller shall prepare and file on a timely basis all Tax Returns covering taxable periods ending on or prior to the Effective Date. Buyer shall prepare and file on a timely basis all Tax Returns which include any period following the Effective Date. Buyer and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including, without limitation, access to books and records) and assistance relating to the Corporation as is reasonably necessary for preparation and filing of any Tax Return, for any audit relating thereto, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed tax adjustment. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceeding involving the Corporation and any Subsidiary or any other entity with which it was or is consolidated or combined for any tax purpose.

         (d) TAX DETERMINATION. Seller shall (i) file its 2002 Federal and New York State ("NYS") Tax Returns expeditiously and (ii) avail itself of the procedure provided in Section 6501(d) of the Code and Section 1083(c)(6) of the NYS Tax Law to seek an accelerated determination of its Taxes (and Taxes of the Corporation, or any Subsidiary and any Affiliate for which a consolidated or combined return is filed) for periods ending on or prior to the April 2002 tax year of Seller. If the Governmental Authority to which an application for accelerated determination of Taxes is made accepts such an application and conducts an audit, Seller shall not liquidate or dissolve prior to the resolution (including final settlement and any payment related thereto) of an audit by the Governmental Authority for such periods. In the event of an audit by the Governmental Authority, on conclusion of such audit Seller shall use its best efforts to obtain from the Governmental Authority a closing agreement or other written determination of final resolution of Tax liabilities that finally and conclusively determines the Tax liabilities for the Corporation or any Subsidiary (and any Affiliate of either). If no audit is conducted by the Internal Revenue Service or NYS with respect to the foregoing tax periods and Persons, Seller shall not liquidate or dissolve prior to the end of the usual statutory period for assessment under Section 6501 of the Code and NYS law with respect to these tax periods.

6.17 EMPLOYEE MATTERS.

         (a) KARL D. SIMONSON. Seller shall make any severance or related payments owing to Karl D. Simonson under (i) the Employment Agreement or (ii) any other employment arrangements. So long as Mr. Simonson remains employed by Seller, Seller shall make Mr.

Simonson's services available to Buyer for up to 6 months subsequent to the Closing Date. Buyer shall compensate Seller for Mr. Simonson's services at the hourly rate of $95 per hour and for reasonable out-of-pocket expenses incurred by Seller or Mr. Simonson in connection with the services rendered by Mr. Simonson. Buyer shall reimburse Seller as described above within 30 days of receipt of an itemization of payments Seller asserts are owing by Buyer in connection with this provision.

         (b) ACCRUALS FOR PROFIT SHARING AND PENSION COSTS. If the amounts accrued on the Effective Date Financial Report for accrued profit sharing and accrued pension costs for the Corporation's fiscal year ending April 2002 are not paid to employees by May 31, 2002, then the Corporation will pay the unpaid portion of such accrued amounts to Seller within 30 days.

6.18 SEVERANCE POLICY. Buyer shall not change the Severance Policy attached as
SCHEDULE 6.18 during the 6 month period following the Effective Date and will honor this policy with respect to employees of the Corporation who are terminated within that period. Except as provided in the preceding sentence, Seller acknowledges that no provision of this Agreement will limit the ability of the Corporation to modify any other term or condition of employment of any employee of the Corporation on or after the Closing Date.

6.19 SPECIFIC CLAIM. Seller shall not liquidate or dissolve until it delivers evidence, reasonably satisfactory to Buyer, that all of the claims described in
Item 1 of SCHEDULE 4.14 and any amended related claims are completely settled or resolved and all obligations of Seller under any related settlement agreement or judgment are fully satisfied.



                                   ARTICLE 7
                                   ---------
                       CONDITIONS TO SELLER'S OBLIGATIONS
                       ----------------------------------

         The obligation of Seller to consummate the transactions contemplated by this Agreement, is subject, in the absolute and sole discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in Seller's absolute and sole discretion, may be waived in writing in whole or in part without impairing or affecting any right of indemnification or other right or remedy under this Agreement):

7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Buyer and Guarantor contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement, and Buyer shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing Date.

7.2 NO PROCEEDINGS. No Proceeding shall be pending, threatened or anticipated against Buyer, Guarantor or Seller seeking to enjoin, or adversely affecting, the consummation of the transactions contemplated by this Agreement.

7.3 CLOSING CERTIFICATES. Buyer shall have furnished Seller with a certificate of an officer of Buyer, in form and substance reasonably satisfactory to Seller, to evidence compliance with the conditions set forth in Sections 7.1 and 7.2. Guarantor shall have furnished Seller with a certificate of an officer of Guarantor, in form and substance reasonably satisfactory to Seller, to evidence compliance with the conditions set forth in Sections 7.1 and 7.2.

7.4 LEGAL OPINION. Seller shall have received an opinion of Hodgson Russ LLP, substantially in the form of EXHIBIT 7.4(a). Seller shall have received an opinion of Mills & Mills LLP, substantially in the form of EXHIBIT 7.4(b).

7.5 ESCROW AGREEMENT. Each of Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

7.6 REQUIRED CONSENTS AND FILINGS. The Required Consents and Filings shall have been obtained or made.

7.7 BRIDGE FINANCING.

         (a) Seller shall be satisfied with the terms and conditions of the Restated Mortgage Note, Mortgage Modification and Extension Agreement and all other bridge financing documents.

         (b) Buyer shall have executed and delivered to Seller the Restated Mortgage Note and the Mortgage Modification and Extension Agreement.

         (c) M&T Real Estate, Inc. shall have executed an assignment of the Medina Mortgage substantially in the form of EXHIBIT 7.7(c).

         (d) Buyer's senior lender shall have executed and delivered to Seller the Letter of Credit.



                                   ARTICLE 8
                                   ---------
                        CONDITIONS TO BUYER'S OBLIGATIONS
                        ---------------------------------

         The obligation of Buyer to consummate the transactions contemplated by this Agreement, is subject, in the absolute and sole discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in Buyer's absolute and sole discretion, may be waived in writing in whole or in part without impairing or affecting any right of indemnification or other right or remedy under this Agreement):

8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement and Seller shall have performed or caused to be performed in all material respects all agreements and covenants required by this Agreement to be performed or caused to be performed by it prior to or at the Closing Date.

8.2 REQUIRED CONSENTS AND FILINGS. The Required Consents and Filings shall have been obtained or made.

8.3 NO PROCEEDINGS. No Proceeding shall be pending, threatened or anticipated against Buyer, Guarantor or Seller seeking to enjoin, or adversely affecting, the transactions contemplated by this Agreement.

8.4 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, assets or financial condition of the Corporation, other than as permitted by Section 10.2.

8.5 CLOSING CERTIFICATE. Seller shall have furnished or caused to be furnished to Buyer a certificate or certificates in form reasonably satisfactory to Buyer to evidence compliance with the conditions set forth in Sections 8.1, 8.2, 8.3 and 8.4.

8.6 LEGAL OPINION. Buyer shall have received an opinion from Nixon Peabody LLP, substantially in the form of EXHIBIT 8.6.

8.7 ESCROW AGREEMENT. Each of Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.

8.8 EMPLOYMENT ARRANGEMENTS, RELEASE AND RESIGNATIONS. Seller and Karl D. Simonson shall have amended the Employment Agreement to release the Corporation from any obligation or liability under the Employment Agreement and any other employment arrangements. Mr. Simonson shall have resigned from or been terminated by the Corporation as an employee and shall have signed and delivered to the Corporation a release of all claims against the Corporation. All officers and directors of the Corporation shall have resigned as officers and directors of the Corporation.

8.9 NO CASUALTY OR ENVIRONMENTAL PROBLEMS. Buyer shall not have elected to terminate this Agreement in accordance with Section 6.3 or Section 10.2.

8.10 FINANCING.

         (a) Buyer shall have obtained financing for the purchase of the Shares acceptable to the Buyer in its sole discretion.

         (b) Buyer and Buyer's senior lender shall be satisfied with the terms and conditions of the Restated Mortgage Note, Mortgage Modification and Extension Agreement and all other bridge financing documents.

         (c) Seller shall have executed and delivered to Buyer the Mortgage Modification and Extension Agreement.

         (d) M&T Real Estate, Inc. shall have executed and delivered an assignment of the Medina Mortgage substantially in the form of EXHIBIT 7.7(c).

8.11 SECTION 6.13 COVENANTS. The Covenants in Section 6.13 shall have been satisfied.



                                   ARTICLE 9
                                   ---------
                 INDEMNIFICATIONS AND OTHER POST CLOSING MATTERS
                 -----------------------------------------------

9.1 SURVIVAL AND INDEMNIFICATIONS.

         (a) SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.

             (i) All representations and warranties of Seller contained in this Agreement shall survive the Effective Date for the duration of the Claims Period and then expire, EXCEPT THAT (A) the representations and warranties in Section
4.4 (Title Matters), Section 4.25 (Environmental Matters) and Section 4.9 (Tax Matters) shall survive the Closing until the later of December 31, 2003 or the date on which the Seller is liquidated and dissolved. Any claim made by Buyer with respect to the representations and warranties of Seller contained in this Agreement must be initiated by Buyer during the Claims Period, except that any claim with respect to the representations and warranties in Section 4.25 (Environmental Matters), Section 4.9 (Tax Matters) and Section 4.4 (Title) must be initiated by the later of December 31, 2003 or the date on which the Seller is liquidated and dissolved. All of the representations and warranties of Seller contained in this Agreement shall in no respect be limited or diminished by any past or future inspection, investigation, examination or possession on the part of Buyer or its Representatives or any notice pursuant to Section 6.6(a). All covenants and agreements made by Seller contained in this Agreement (including, without limitation, the obligation of Seller to convey the Shares to Buyer free and clear of any Encumbrance and the indemnification obligations of Seller set forth in this Section 9.1) shall survive the Closing Date until fully performed or discharged.

             (ii) All representations and warranties of Buyer contained in this Agreement shall survive the Closing Date for the duration of the Claims Period. Any claim made by Seller with respect to the representations and warranties of Buyer contained in this Agreement must be initiated during the Claims Period. All of the representations and warranties of Buyer contained in this Agreement shall in no respect be limited or diminished by any past or future inspection, investigation, examination or possession on the part of Seller or their Representatives or any notice pursuant to Section 6.6(b). All covenants and agreements made by Buyer contained in this Agreement (including the indemnification obligations of Buyer set forth in this Section 9.1) shall survive the Closing Date until fully performed or discharged.

         (b) GENERAL INDEMNIFICATION BY SELLER. Seller hereby agrees to defend, indemnify and hold harmless Buyer and its Affiliates, and the directors, officers and employees of Buyer and its Affiliates, from, against and in respect of the following:

             (i) any and all Losses suffered or incurred by any of them by reason of any breached or untrue representation or warranty of Seller contained in this Agreement and any Proceeding incident thereto;

             (ii) any and all Losses suffered or incurred by any of them (before or after the Closing) by reason of the nonfulfillment of any covenant or agreement by Seller contained in this Agreement (including, without limitation, the payment or performance by Seller of its obligations under Sections 2.3 and
2.5 with respect to purchase price adjustments) and Seller's obligations under
Section 9.1(c) (Tax Indemnification), Section 9.1(d) (Workers Compensation Indemnification) and Section 9.1(e) (Specific Claim Indemnification);

             (iii) any and all Losses suffered or incurred by any of them by reason of any demands, claims, inquiries, arbitration or lawsuits of any former shareholder of the Corporation, or any such shareholder's personal representative or any other person making a claim based on a relationship with a shareholder of the Corporation;

             (iv) any and all Losses suffered or incurred by any of them arising from any Indebtedness of the Corporation on the Effective Date, including, without limitation, any Loss resulting from satisfaction of Indebtedness in a manner that gives rise to a Tax Liability, except to the extent reflected in the Effective Date Financial Report;

             (v) any and all Losses suffered or incurred by any of them attributable to the operation of the Business or the activities of the Corporation on or prior to the Closing Date, except to the extent such Losses
(A) are disclosed in this Agreement and specifically made an obligation of Buyer or (B) are fully reflected on the Effective Date Financial Report and used in calculating the Purchase Price Closing Adjustment; and

             (vi) any and all Losses suffered or incurred by any of them by reason of (A) any failure of any Employee Benefit Pension Plans maintained by the Corporation to satisfy any discrimination testing requirements as required by Governmental Requirements, whether in order to correct or compensate for such failure or otherwise and (B) any withdrawal liability of the Corporation or an ERISA Affiliate relating to any Multiemployer Plan.

         (c) TAX INDEMNIFICATION.

             (i) Seller agrees to be responsible for and to indemnify and hold Buyer, its Affiliates and the Corporation harmless from and against any and all Losses incurred by Buyer arising from any Taxes that may be imposed upon or assessed against the Corporation or Buyer or the assets of the Corporation or Buyer (A) for all periods ending on or prior to the Effective Date (including, without limitation, Taxes for which the Corporation is jointly and severally liable with Seller (or any Affiliate of Seller or the Corporation) imposed by Treas. Regs. Section 1.1502-6(a) or any similar provision of state, local or foreign law) and for all Taxes attributable to the Corporation's operations prior to or on the Effective Date or (B) arising by reason of any breach by Seller of any of the representations contained in Section 4.9 (Tax Matters) or the covenants contained in Section 6.13, 6.14, or 6.16.

                  (ii) Any claim for indemnity under this Section 9.1(c) may be made at any time prior to 60 days after the expiration of the applicable tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

         (d) WORKERS COMPENSATION INDEMNIFICATION. Seller agrees to be responsible for and shall indemnify Buyer with respect to Losses arising from workers compensation claims relating to periods before the Effective Date.

         (e) SPECIFIC CLAIMS INDEMNIFICATION.

             (i) Seller agrees to be responsible for and shall indemnify Buyer with respect to Losses arising from the matter described in Item 1 on SCHEDULE
4.14 or any breach by Seller of the covenants contained in Section 6.19; and

             (ii) Seller agrees to be responsible for and shall indemnify Buyer and its lenders with respect to Losses arising from the security interest underlying Illinois UCC-1 No. 3592597 filed 9/27/96.

         (f) INDEMNIFICATION BY BUYER. Buyer, and Guarantor, jointly and severally, hereby agree to indemnify and hold harmless Seller and its Affiliates, and the directors, officers and employees of Seller and its Affiliates from, against, and in respect of:

             (i) any and all Losses suffered or incurred by any of them resulting from any breached or untrue representation or warranty of Buyer contained in this Agreement and any Proceeding incident thereto; or

             (ii) any and all Losses suffered or incurred by any of them resulting from the nonfulfillment of any covenant or agreement of Buyer contained in this Agreement.

         (g) LIMITATIONS ON LIABILITY. The indemnification obligations set forth in this Article 9 shall apply only if the Closing occurs, and then only after the aggregate amount of such obligations exceed $250,000 (the "Basket"), at which time the indemnification obligations shall be effective as to the amount by which such aggregate amount exceeds $50,000. The foregoing indemnification threshold shall not apply to any indemnification obligations on account of a breach of the representation and warranties in Section 4.9 (Tax Matters), a breach of the covenants set forth in Section 2.6 (Taxes, Penalties and Fees),
Section 2.7 (Bridge Financing), Section 6.11 (Accounts Receivable Payments) and
Section 6.15 (Insurance), Section 9.1(c) (Tax Indemnification), Section 9.1(d) (Workers' Compensation), Section 9.1(e) (Specific Claims Indemnification),
Section 10.7 Expenses, the adjustments required under Section 2.3 and 2.5, or any Losses arising from an under-accrual for promotional coupons issued prior to the Effective Date. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not have any liability to Buyer under this Section 9.1 or otherwise in an amount in excess of $13,500,000, except that a breach of a representation or warranty or misrepresentation made by Seller in Section 4.4 (Title of Shares and Certain Other Assets) and any Losses arising from Seller's fraud shall not be so limited.

         (h) NOTIFICATION AND DEFENSE OF CLAIMS OR ACTIONS.

             (i) As used in this Section 9.1, any party seeking indemnification pursuant to this Section 9.1 is referred to as an "indemnified party" and any party from whom indemnification is sought pursuant to this Section 9.1 is referred to as an "indemnifying party." An indemnified party which proposes to assert the right to be indemnified under this Section 9.1 shall submit a written demand for indemnification to the indemnifying party setting forth with specificity the facts as then known which form the basis for the claim for indemnification. With respect to claims based on actions by third parties, an indemnified party shall, within 10 days after the receipt of notice of the commencement of any Proceeding against it in respect of which a claim for indemnification is to be made against an indemnifying party, notify the indemnifying party in writing of the commencement of such Proceeding, enclosing a copy of all papers served; provided, however, that the failure to so notify the indemnifying party of any such claim, action, suit or proceeding shall not relieve the indemnifying party from any liability which it may have to the indemnified party, except to the extent that the indemnifying party is prejudiced thereby. Thereafter, the indemnified party shall deliver to the indemnifying party, within 5 days after receipt by the indemnified party, copies of all further notices relating to such claim.

             (ii) If any third-party claim is brought against an indemnified party and it gives notice to the indemnifying party of the claim, the indemnifying party will be entitled to participate in the defense of such claim and, to the extent that it wishes (unless the indemnifying party is also a party to such claim and the indemnified party determines in good faith on the written advice of counsel, a copy of which it shall provide to the indemnifying party, that joint representation would be prejudicial to it), to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such claim, in each case subsequently incurred by the indemnified party in connection with the defense of such claim, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a third party claim, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

             (iii) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought within the time periods set forth in Section 9.1. Promptly upon being aware of a matter that may give rise to a claim for indemnification under Section 9.1, the indemnified party will promptly, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that it is adversely affected by the indemnifying party's failure to give such notice. Following receipt of a notice of claim for indemnification, the indemnifying party shall have thirty (30) days in which to satisfy its indemnification responsibilities or advise the indemnified party if the indemnifying party disputes the claim made in whole or in part. If the indemnified party does not receive a notice of dispute within said thirty (30) day period, the indemnifying party shall be deemed to have consented to the claim identified in the indemnified party's notice. The notice from the indemnifying party shall set forth in reasonable detail the nature of its objection(s).

             (iv) In the event that any claim for indemnification is made with respect to any third-party claim pursuant to this Section 9.1, (A) the party assuming primary responsibility for the defense of such claim shall at all times keep the other party reasonably informed as to the status of such claim and (B) the party not primarily responsible for the defense of such claim shall cooperate fully with the other party in connection with such defense.

             (v) Any indemnification amounts payable by Seller or Buyer under this Section 9.1 shall be calculated after giving effect to (i) any proceeds (net of any retro-premium adjustments) received from insurance policies covering the Losses that are the subject of the claim for indemnity and (ii) the actual realized tax benefit to the indemnified party resulting from the damage, loss, liability or expense that is the subject of the indemnity, provided that to the extent that any tax benefit is realized in a tax year other than the year in which the indemnity is paid, the indemnified party shall make a payment to the indemnifying party in the amount of such realized tax benefit in the year in which it is realized. For purposes hereof, an actual realized tax benefit is an actual reduction in Taxes payable or a refund of Taxes previously paid after taking into account the tax impact of any indemnification from the indemnifying party and any future tax detriment resulting from the Loss in question. The indemnification for a tax liability assessed by a state or local government shall not exceed sixty-six percent (66%) of the assessment (or, if federal tax rates change after the date of this Agreement, the difference (expressed as a percentage) between 100% and the highest federal tax rate at such time), provided that such state or local tax liability is a deductible amount for federal purposes. In the event of a tax assessment by the Internal Revenue Service or a foreign, state or local government, which would give rise to a future deductible amount, the amount of the indemnification shall not exceed the true economic cost of the tax adjustment to the Buyer. All future tax costs and benefits would be discounted to present value at a discount rate of prime plus one percent (1%) compounded monthly.

9.2 CLAIMS AGAINST THE ESCROW. To the extent that Seller does not make indemnification payments within the prescribed time period, Buyer may seek reimbursement for any indemnification claim under Section 9.1 in accordance with the terms of the Escrow Agreement.

9.3 EFFECT OF BASKET. It is specifically understood and agreed that with respect to any claim for indemnification arising in favor of Buyer or its Affiliates under a section referred to in Section 9.1(g) (Limitations on Liability) which could also give rise to a claim under any other provision of this Agreement, the claim arising under the Section referred to in 9.1(g) shall control and the $250,000 Basket and $50,000 deductible shall not apply to such claim.

9.4 USE OF CORPORATE NAME OR TRADE NAME. After the Closing, Seller will not use or refer to the names "Ontario Foods", "T.K.I. Foods" or "Freedom Foods" or any trade name included within the Intellectual Property, or any derivative or variation thereof or any name similar thereto, except as required by law.

9.5 ACCESS TO RECORDS AND PERSONNEL.

         (a) Until the later of December 31, 2003 or dissolution of Seller, Buyer and its Representatives shall have reasonable access to all of the books and records, if any, relating to the Business which Seller, or any of its Representatives, may retain after the Closing Date. Such access shall be afforded by Seller and its Representatives upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 9.5(a). If Seller shall desire to dispose of any of such books and records prior to the expiration of the retention period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select. On the later of December 31, 2003 or dissolution of Seller, all books and records relating to the Business will be transferred to Buyer.

         (b) For a period of 6 years after the Closing Date, Seller and its Representatives shall have reasonable access to all of the books and records relating to the Business prior to the Closing which Buyer, or any of its Representatives, may retain after the Closing Date. Such access shall be afforded by Buyer and its Representatives upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs and expenses incurred by them pursuant to this Section 9.5(b). If Buyer shall desire to dispose of any of such books and records other than in the ordinary course of business prior to the expiration of such 6 year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select.

9.6 CONFIDENTIALITY. Seller has had access to, and has gained knowledge with respect to the Business, including, without limitation, trade secrets, financial results and information, processes and techniques, technical production and cost data, methods of doing business and information concerning customers and suppliers, and other valuable and confidential information relating to the Business (the "Confidential Information"). Seller acknowledges that unauthorized disclosure or misuse of the Confidential Information will cause irreparable damage to the Corporation and Buyer subsequent to the Closing. The parties also agree that covenants by Seller not to make unauthorized disclosures of the Confidential Information are essential to the growth and stability of the business of the Corporation and Buyer. Accordingly, Seller agrees that it will not use or disclose any Confidential Information obtained in the course of its past connection with the Business, other than information generally available to the public through sources other than Seller.

9.7 NON-COMPETITION.

         (a) The Seller agrees that, beginning on the Closing Date and continuing until the Covenant Expiration Date (as defined in Section 9.7(c)), it shall not, directly or indirectly, for its own account or as agent, employee, officer, director, trustee, consultant, partner, stockholder or equity owner of any corporation or any other entity (except that its may own securities constituting less than 3% of any class of securities of a public company), or member of any firm or otherwise, (i) engage or attempt to engage, in the Restricted Territory (as defined in Section 9.7(c)), in the Business or any other business activity which is directly or indirectly competitive with the business conducted by the Corporation or any other Affiliate of Buyer at the Effective Date, (ii) employ or solicit the employment of any person who is employed by the Corporation or any other Affiliate of Buyer at the Effective Date or at any time during the 6 month period preceding the Effective Date, except that Seller shall be free to employ or solicit the employment of any such person whose employment with the Corporation or any other Affiliate of Buyer has terminated for any reason (without any interference from such Seller) and who has not been employed by the Corporation or any other Affiliate of Buyer for at least 6 months, (iii) canvass or solicit business in competition with the Business or any other business conducted by the Corporation or by any other Affiliate of Buyer conducting or pursuing activities similar to those of either Corporation (a "Related Affiliate") at the Effective Date from any person or entity who during the 6 month period preceding the Effective Date shall have been a customer of the Corporation or any Related Affiliate or from any person or entity which the Seller has reason to believe might in the future become a customer of the Corporation or any Related Affiliate as a result of marketing efforts, contacts or other facts and circumstances of which Seller is aware,
(iv) willfully dissuade or discourage any person or entity from using, employing or conducting business with the Corporation or any other Affiliate of Buyer or
(v) intentionally disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between the Corporation or any other Affiliate of Buyer and any supplier who during the 6 month period preceding the Effective Date shall have supplied components, materials or services to the Corporation or any other Affiliate of Buyer.

         (b) Notwithstanding the foregoing, the restrictions imposed by this
Section 9.7 and Section 9.6 shall not in any manner be construed to prohibit, directly or indirectly, the Seller or any of its employees from serving as an employee or consultant of the Corporation or any other Affiliate of Buyer.

         (c) For purposes of this Agreement, the following terms shall have the meanings given them below:

             (i) "Covenant Expiration Date" shall mean the date which is 4 years after the Effective Date.

             (ii) "Restricted Territory" shall mean anywhere in North America where the Corporation or any other Affiliate of Buyer conducts or plans to conduct the Business or any other business activity, as the case may be, at the Effective Date.

         (d) The Seller acknowledges that (a) a remedy at law for its failure to comply with Section 9.6 and this Section 9.7 of this Agreement may be inadequate and (b) Buyer and each of its Affiliates shall be entitled to seek and obtain from a court having jurisdiction specific performance, an injunction, a restraining order or any other equitable relief in order to enforce any such provision. The right to obtain such equitable relief shall be in addition to any other remedy to which Buyer or any of its Affiliates is entitled under applicable law (including, but not limited to, monetary damages).

9.8 SELLER'S ASSISTANCE. Following the Closing Date, for a reasonable time period and at Buyer's expense for out of pocket expenses, Seller shall continue to assist Buyer with the transition of those services that were previously provided by Seller to the Corporation, including, without limitation, preparation of tax filings, fixed asset accounting, workers compensation and other insurance and employee benefit programs.

9.9 TANGIBLE NET WORTH MAINTENANCE.

         (a) Seller shall maintain a Tangible Net Worth (as defined below) in an amount that is not less than:

             (i) $13.5 million during the 12 month period following the Closing Date; and

             (ii) $1.5 million until the later of December 31, 2003 or complete liquidation of Seller.

         (b) "Tangible Net Worth" shall mean shareholders' equity less goodwill less deferred income tax asset as determined in accordance with GAAP.

         (c) If Buyer makes a good faith claim for indemnification under this Agreement, until the claim is finally resolved, Seller shall maintain Tangible Net Worth equal to the lesser of the amount claimed or the applicable net worth requirement from Section 9.9(a).

         (d) Seller may maintain any or all of the Tangible Net Worth in a liquidating trust, if the liquidating trust assumes all of Seller's obligations to Buyer on a joint and several basis with Seller.



                                   ARTICLE 10
                                   ----------
                                  MISCELLANEOUS
                                  -------------

10.1 FURTHER ASSURANCES; INFORMATION.

         (a) Both before and after the Closing Date, each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement.

         (b) If at any time within 3 years of the date of this Agreement, Buyer or any of its Affiliates proposes to register under the Securities Act of 1933 any Securities in connection with any registered offering thereof and in connection therewith the Securities and Exchange Commission makes any comments or requests any information with respect to accounting information presented in the registration statement pertaining to any period prior to the Closing Date related to the Corporation, then Seller, at Buyer's sole expense, will cooperate fully in responding promptly to such comments or questions, and will request the Corporation's Accountants to respond (also at Buyer's sole expense) to comments on the relevant financial statements or to provide such information as the Securities and Exchange Commission requests in order to cause the Securities and Exchange Commission to declare effective such registration statement, at the expense of Buyer or its designated Affiliates, as the case may be. In addition, Seller will provide to any underwriters in connection with any such registration a comfort letter reasonably requested by such underwriter relating to financial information pertaining to any period prior to the Closing Date in accordance with SAS 72 upon receipt of consent from its auditors.

10.2 RISK OF LOSS. Risk of loss with respect to any of the property or assets of the Corporation shall be borne by Seller at all times prior to the Closing and shall pass to Buyer only upon transfer to Buyer at Closing of title to the Shares. If any of the Current Real Property, the Tangible Personal Property or the Inventory is lost, damaged or destroyed by fire, theft, casualty or any other cause or causes prior to the Closing (a "Casualty"), Seller shall promptly notify Buyer in writing of such Casualty and the details thereof and shall answer promptly any reasonable requests from Buyer for details or information. Buyer shall thereafter proceed with the Closing, except that in the event of a Casualty to the Current Real Property, the Tangible Personal Property or the Inventory, the Purchase Price shall be reduced by the dollar amount (based upon replacement value) of the Casualty loss (and any insurance proceeds received or receivable as a result of such Casualty shall be payable to Seller); PROVIDED, HOWEVER, that if such Casualty/Casualties are in an aggregate amount in excess of $250,000 from the date of this Agreement through the Closing Date or materially interfere, in Buyer's reasonable discretion, with the operation of the Business, Buyer may terminate this Agreement. The aforesaid option shall be exercised by Buyer by written notice to Seller given within 15 days or the number of days remaining to the Closing, whichever is less, after the later of Buyer receiving (i) written notice of any such Casualty and (ii) satisfactory responses to all of its reasonable requests, if any, for details or information. If this Agreement is not terminated by Buyer pursuant to this Section 10.2 and if Buyer and Seller are unable to agree as to the dollar amount of the loss (based upon replacement value) or the insurance proceeds to be recovered, Buyer and Seller shall proceed with the Closing as scheduled, except that Buyer shall place in escrow pursuant to the Escrow Agreement (to be held pending agreement as to the final amount) an additional amount (based upon estimated replacement value of the damaged or destroyed property) as determined by a firm selected by the Independent Accountants (the "Casualty Amount") and the payments to be made by Buyer on the Closing Date pursuant to this Agreement shall be reduced by the Casualty Amount. The escrow agent shall hold the Casualty Amount until the dispute has been resolved following the Closing either by agreement of Buyer and Seller or otherwise. In the event that the actual Casualty loss is greater than or less than the Casualty Amount held in escrow, to the extent necessary, the parties shall make appropriate adjustment payments.

10.3 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date as follows:

         (a) By written agreement of Buyer and Seller;

         (b) By Buyer or Seller by written notice to the other in the event that the Closing Date has not occurred for any reason on or prior to September 24, 2001, but only if the terminating party is not in material breach of, or material default under, any provision of this Agreement;

         (c) By Buyer by written notice to Seller of its election to terminate this Agreement pursuant to Section 6.3 or Section 10.2; or

         (d) by Seller by written notice to Buyer if Buyer proposes, in writing, any reduction of the Purchase Price other than as provided for in this Agreement.

In the event of the termination of this Agreement by any party as provided in this Section 10.3, no party shall have any liability hereunder of any nature whatsoever, other than for indemnification pursuant to Section 9.1. In the event that a condition precedent to its obligations is not satisfied, nothing contained in this Agreement shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing, which waiver shall not impair or affect any right of indemnification or other right or remedy hereunder.

10.4 NOTICES. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any party to the other shall be in writing and (i) delivered personally (such delivered notice to be effective on the date it is delivered), (ii) mailed by certified mail return receipt requested, postage prepaid (such mailed notice to be effective 7 days after the date it is mailed) or (iii) sent by facsimile transmission (such facsimile notice to be effective on the date that confirmation of such facsimile transmission is received), with a confirmation sent by way of one of the above methods, as follows:

         If to Seller addressed to:

                  Genesee Corporation
                  600 Powers Building
                  16 West Main Street
                  Rochester, New York  14614-1601
                  Attention:  Mark W. Leunig, Esq.
                  Telephone:  716-454-1250
                  Telecopy:   716-454-1297

         With a copy to:

                  Nixon Peabody LLP
                  Clinton Square
                  P.O. Box 31051
                  Rochester, NY  14603-1051
                  Attention:  Justin P. Doyle, Esq.
                  Telephone:  716-263-1359
                  Telecopy:   716-263-1600

         If to Buyer, addressed to:

                  Associated Brands, Inc.
                  335 Judson Street
                  Toronto, Ontario
                  M8Z 1B2
                  Attention:  John R. Currie
                              John R. Foster
                              James A. Holland
                  Telephone:416-503-7000
                  Telecopy: 416-259-4317

         With a copy to:

                  Hodgson Russ LLP
                  Attention:  Carol A. Fitzsimmons, Esq.
                              George J. Eydt, Esq.
                  One M & T Plaza, Suite 2000
                  Buffalo, New York 14203
                  Telephone: (716) 856-4000
                  Telecopy: (716) 849-0349

Any party may designate in a writing to any other party any other address or telecopy number to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

10.5 PUBLIC STATEMENTS. Buyer and Seller agree to cooperate, both prior to and after the Closing, in issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement (including any statements to employees of the Corporation) and no press release or other public statements shall be issued without the joint consent of Buyer and Seller; PROVIDED, HOWEVER, that Seller may issue press releases or make public statements without Buyer's consent to the extent Seller's counsel reasonably advises it is required by law so long as, Seller gives Buyer an opportunity to review such press release or public statement before its release or the statement is consistent with language previously approved by Buyer in writing.

10.6 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York without regard to principles of conflicts of law, except that, with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, the law of the jurisdiction under which the respective entity was organized shall govern.

10.7 EXPENSES. Except as otherwise provided in this Agreement and except to the extent reflected on the Effective Date Financial Report under Accounts Payable or Accrued Liabilities, Seller shall pay all legal, accounting and other expenses of Seller and the Corporation incident to this Agreement and Buyer shall pay all legal, accounting and other expenses of Buyer incident to this Agreement. Except as otherwise provided in this Agreement, nothing contained in this

Agreement shall be interpreted or construed to require Buyer to directly or indirectly pay, assume or be liable for any of the foregoing expenses of Seller and the Corporation.

10.8 TITLES. The headings of the articles and sections of this Agreement are inserted for convenience of reference only, and shall not affect the meaning or interpretation of this Agreement.

10.9 WAIVER. No failure of any party to this Agreement to require, and no delay by any party to this Agreement in requiring, any other party to comply with any provision of this Agreement shall constitute a waiver of the right to require such compliance. No failure of any party to this Agreement to exercise, and no delay by any party to this Agreement in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No waiver by any party to this Agreement of any right or remedy under this Agreement shall be effective unless made in writing. Any waiver by any party to this Agreement of any right or remedy under this Agreement shall be limited to the specific instance and shall not constitute a waiver of such right or remedy in the future.

10.10 EFFECTIVE; BINDING. This Agreement shall be effective upon the due execution hereof by each party to this Agreement. Upon becoming effective, this Agreement shall be binding upon each party to this Agreement and upon each successor and assignee of each party to this Agreement and shall inure to the benefit of, and be enforceable by, each party to this Agreement and each successor and assignee of each party to this Agreement; PROVIDED, HOWEVER, that, except as provided for in the immediately following sentence, no party to this Agreement shall assign any right or obligation arising pursuant to this Agreement without first obtaining the written consent of the other parties. Buyer may assign all or a portion of its rights and obligations under this Agreement to one or more Affiliates of Buyer or to Buyer's lender(s), or to any agent for Buyer's lender(s), as security for payment of indebtedness and liability owing by Buyer provided that Buyer and Guarantor shall remain liable hereunder notwithstanding any such assignment.

10.11 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written or oral agreement and representation previously made, by the parties to this Agreement with respect to the subject matter of this Agreement, other than the confidentiality agreements between Seller and Guarantor attached as SCHEDULE 10.11 which shall survive this Agreement.

10.12 MODIFICATION. No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by any party to this Agreement, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall modify or terminate this Agreement, impair or otherwise affect any obligation of any party pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy. No modification of this Agreement or waiver of any such right or remedy shall be effective unless made in writing duly executed by the parties to this Agreement.

10.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other party an original signature page by overnight mail.

10.14 CONSENT TO JURISDICTION. Each party to this Agreement hereby (i) consents to the exclusive jurisdiction of the United States District Court for the Western District of New York located in Erie County or, if such court does not have jurisdiction over such matter, to the Supreme Court of the State of New York located in Erie County and (ii) irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such court. Each party to this Agreement accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waives any defense of forum no convenience or any similar defense, and irrevocably agrees to be bound by any non-appeasable judgment rendered thereby in connection with this Agreement.


                         (SIGNATURES ON FOLLOWING PAGE)

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed on the day and year indicated at the beginning of this Agreement.


                               GENESEE CORPORATION


                                      By:   /s/ Stephen B. Ashley
                                            --------------------------------
                                            Name:    Stephen B. Ashley
                                            Title:   President


                                      ASSOCIATED BRANDS, INC. (DELAWARE)


                                      By:   /s/ John R. Currie
                                            --------------------------------
                                            Name:    John R. Currie
                                            Title:   Chairman & CEO


                                      ASSOCIATED BRANDS INC. (ONTARIO)


                                      By:   /s/ John R. Currie
                                            --------------------------------
                                            Name:    John R. Currie
                                            Title:   Chairman & CEO